      As filed with the Securities and Exchange Commission on June 5, 1998



                                                    Registration No. 333-5362-NY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------
                         POST-EFFECTIVE AMENDMENT NO. 4

                                       to

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933
                              --------------------
                              VIRGINIA GAS COMPANY

           (Name of Small Business Issuer as Specified in its Charter)

            Delaware                           4923                        87-0443823
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification No.)


         200 East Main Street, Abingdon, Virginia 24210, (540) 676-2380
          (Address and Telephone Number of Principal Executive Offices)

         200 East Main Street, Abingdon, Virginia 24210, (540) 676-2380
(Address of Principal Place of Business or Intended Principal Place of Business)

                              --------------------

                               Michael L. Edwards
                              200 East Main Street
                            Abingdon, Virginia 24210
                                 (540) 676-2380
            (Name, address and telephone number of agent for service)

                                   Copies to:
                              Bright & Barnes, P.C.
                        Two Leadership Square, Suite 810
                          Oklahoma City, Oklahoma 73102
                                 (405) 236-8016
                          Attn: Robert C. Bright, Esq.

                              --------------------

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                              --------------------

PROSPECTUS

                              VIRGINIA GAS COMPANY
                             SHARES OF COMMON STOCK
                                       AND
                         COMMON STOCK PURCHASE WARRANTS

                                 --------------

                               PROSPECTUS SUMMARY

            In October 1996 Virginia Gas Company (the "Company") closed the sale of 1,533,000 shares of its Common Stock pursuant to an underwritten public offering (the "Initial Public Offering"). In September 1997 the Company closed the sale of 2,300,000 shares of its Common Stock pursuant to another underwritten public offering (the "Secondary Offering"). The registration statement describing the Initial Public Offering also included the registration of 800,058 shares of Common Stock owned by one selling securityholder, 997,312 Common Stock Purchase Warrants ("Warrants") owned by 25 selling securityholders and 997,312 shares of Common Stock underlying the Warrants (the "Warrant Stock"). As of May 29, 1998 the Company had been notified that three selling securityholders had sold 36,396 Warrants from these registered securities and one had exercised its Warrant for 54,163 shares and obtained 54,162 shares. As a result of these transactions, the selling securityholders hereby offer 854,220 shares of Common Stock, 906,753 Warrants and 906,753 shares of Warrant Stock. The owners of these securities are hereinafter collectively referred to as the "Selling Securityholders". The Company did not and will not receive any of the proceeds on the sale of the securities by the Selling Securityholders.

            In the event the Warrants are exercised, the shares registered on behalf of the Selling Securityholders including those underlying Warrants which have been sold by Selling Securityholders will constitute 27.87% of the total number of shares outstanding assuming an unregistered option for 10,000 shares held by an employee of the Company is not exercised. The resale of the securities of the Selling Securityholders are subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Act"). Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "Selling Securityholders" and "Risk Factors -- Limited Market for Common Stock; Shares Eligible for Future Sale."



            The Common Stock and Warrants offered hereby are listed on the Nasdaq National Market under the symbols VGCO and VGCOW respectively. On May 15, 1998 the Common Stock was trading at $6.50 bid, $6.875 asked and the Warrants were trading at $1.625 bid, $2.50 asked. For the quarter ending March 31, 1998 the high and low bid was $9.00 and $7.25 for the Common Stock and $2.875 and $3.125 for the Warrants. See "Risk Factors -- Possible Volatility of Stock Price".



            The Common Stock and Warrants offered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their transferees. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the securities by the Selling Securityholders may be effected in one or more transactions that may take place in the market, including ordinary broker's transactions, privately-negotiated transactions or sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with sales of such securities.

            The Selling Securityholders and intermediaries through whom such securities may be sold may be deemed "underwriters" within the meaning of the Act, with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify certain of the Selling Securityholders against liabilities, including liabilities under the Act.

            All costs incurred in the registration of the securities of the Selling Securityholders are being borne by the Company. It is estimated that the expenses to the Company will be $11,500. See "Selling Securityholders."



            The Company is engaged in natural gas storage; gathering and distribution services; exploration, production and well operation; pipeline operation; natural gas marketing; and propane distribution primarily in southwestern Virginia. The Company has four consolidated wholly-owned subsidiaries: Virginia Gas Exploration Company (the "Exploration Company"), Virginia Gas Pipeline Company (the "Pipeline Company"), Virginia Gas Propane Company (the "Propane Company") and Virginia Gas Marketing Company (the "Marketing Company"). Affiliates of the Company, Virginia Gas Distribution Company (the "Distribution Company") and Virginia Gas Storage Company (the "Storage Company" also known as the Early Grove Affiliate), are each owned 50% by the Company and 50% by one individual investor, who has no affiliation with either the Company, or any executive officer, director or controlling shareholder of the Company. It is located at 200 East Main Street, Abingdon, Virginia 24210 and its telephone number is (540)676-2380. See "Business."





          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS " COMMENCING ON PAGE 3.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The Date of this Prospectus is June , 1998.


                               -----------------

                                  RISK FACTORS

            An investment in the Company involves a high degree of risk. In addition to the other information contained in the Prospectus, prospective investors should consider carefully the following risk factor in evaluating an investment in the securities offered hereby.

            Risks Associated with the Securities Being Sold by the Selling Securityholders. The Selling Securityholders will have the right to sell their securities and exercise the Warrants only if a current prospectus relating to these securities is then in effect and only if such securities are qualified for sale under applicable state securities laws of the states in which holders and purchasers reside. There can be no assurance the Company will be successful in maintaining a current prospectus covering these securities. The registration statement under which the Common Stock and Warrants offered hereby are registered expires on October 4, 1998 and the Company is not obligated to register the Common Stock or Warrants again. The Warrants may be deprived of any value in the event a prospectus covering the shares issuable upon exercise of the Warrants is not effective or if such shares are not qualified for sale in the states in which holders or prospective purchasers of the Warrants reside.

            Need for Additional Capital. The Company will require substantial additional capital to expand and diversify its operations beyond its current plans. In the event that additional capital or adequate financing is not available for expenditures to be incurred by the Company, there can be no assurance that the Company will be able to complete its current projects in the event of cost overruns, or to continue to expand its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



            Completion of Pipelines. In 1996, the Company began the development of an 80-mile intrastate natural gas pipeline (designated "P-25"), by acquiring certain land easements and other property rights. The Company filed an application with the Virginia State Corporation Commission ("VSCC") for issuance of a Certificate of Public Convenience and Necessity ("CPCN") which, among other things, would grant the Company the right of eminent domain over property needed to construct the pipeline, which may be necessary to obtain all necessary land rights. This CPCN was obtained in December 1997. Should the issuance of a CPCN, or other necessary governmental licenses, franchises and permits, be delayed or should such issuances not occur, the Company could experience a delay in, or could be prevented from, constructing the P-25 pipeline, or could be required to incur significant costs to reconfigure the pipeline. Such delays, cost increases, or the inability of the Company to build the P-25 pipeline would have a material adverse effect on the financial performance and the prospects of the Company. Comparable requirements would apply to construction of an additional 40-mile intrastate pipeline ("designated P-24"). The Company recently initiated development of the P-24 pipeline. The uncertainties that exist with respect to the P-25 pipeline, exist with respect to the P-24 pipeline.




            In addition, capital intensive projects such as pipeline construction frequently encounter cost overruns as a result of factors including geography of the project, timing of construction, and adverse weather conditions. There can be no assurance that the Company's current cost estimates will prove accurate or that adequate financing will be available to complete these projects. See "Business--Regulation" and "Business--Pipeline Operations."



            Competition. The natural gas industry is highly competitive. While the Company currently operates the only underground natural gas storage facilities in Virginia, it is possible that other companies will engage in similar or competing activities. The Company's pipeline operation has numerous competitors in its geographic area of operations, many of which are larger pipeline companies with more extensive pipeline networks. Many of these competitors, particularly those affiliated with major integrated oil and interstate and intrastate pipeline companies, have financial resources substantially greater than those of the Company and have access to supplies of natural gas substantially greater than those available to the Company. Although the Company's plan to expand its pipeline operations is designed to meet presently growing markets, other competitors may decide to provide pipelines to these areas. It is also possible that large volume customers or gas suppliers will attempt to construct gas facilities to connect to an interstate pipeline or other source of gas supply in order to bypass the Company's systems and/or avoid use of its storage facilities.

            The Company also competes in the areas of exploration, production, marketing and distribution of propane and natural gas with major oil and gas companies, other independent oil and gas concerns and individual producers and operators, and, in the area of utility services, with major utility companies. Many of these competitors have substantially greater financial and other resources than the Company. The Company's competition may have a material adverse effect on the Company's ability to recover its capital costs and repay outstanding indebtedness. See "Business--Competition."



            Governmental Regulation. The distribution affiliate's natural gas distribution operations and the Company's Saltville storage facility are regulated by the VSCC. The VSCC has issued CPCNs which authorize their natural gas business in designated areas. The VSCC also sets the price of utility services at levels intended to enable these entities to recover their cost of service plus a rate of return.







            In the future, the Company will be required to obtain additional CPCNs to conduct its proposed pipeline operations. The Company and the distribution affiliate may also periodically petition the VSCC for adjustments to rates to compensate for changed conditions. In the event the VSCC denies such requests or fails to give approval of such requests on a timely basis, the Company's and the distribution affiliate's ability to conduct their businesses or to generate sufficient revenues from such operations could be adversely affected. Further, any cancellation or revocation of the Company's or the distribution affiliate's CPCN, or denial by the VSCC of the Company's current and future applications, would result in the Company or the distribution affiliate ceasing storage, pipeline or distribution operations in the affected areas or the inability to expand such operations. See "Business--Regulation."





            Common carriers such as the Company's pipelines are also subject to the jurisdiction of certain other state and federal agencies with respect to environmental and safety matters. Changes in regulations or rulings adverse to the Company's financial interests or failure to comply with such regulations could have a material adverse effect on the Company's ability to generate revenue from its storage and pipeline operations and from the distribution affiliate's distribution operations. See "Business--Regulation."





            Uncertainty of Propane and Natural Gas Prices, Supplies and Demand. The Company's revenues, profitability and future rate of growth substantially depend upon prevailing prices for propane and natural gas and adequacy of propane and natural gas supplies, which, in turn, depend upon numerous external factors such as various economic, political and regulatory developments, weather, and competition from other sources of energy. The unsettled nature of the energy markets makes it particularly difficult to estimate future prices of propane, natural gas and natural gas liquids or the security of propane and natural gas supplies. The prices of propane, natural gas and natural gas liquids are subject to wide fluctuations, and there can be no assurance that future decreases in such prices will not occur. The Company believes that it has developed multiple sources of propane and natural gas supply. However, there can be no assurance that these sources will meet the Company's forecasted demand in the future. As a result of the factors referred to above, there also can be no assurance that the Company's forecasted demand for its products and services will prove to be accurate. All of these factors are beyond the control of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business-- Regulation".

            Relationship with Affiliates. The Company owns a 50% interest in Virginia Gas Storage Company and Virginia Gas Distribution Company. The remaining 50% interest is owned by one individual. The Company provides management services to these affiliates; however, there are no written management agreements governing the operation of these affiliates nor are there any agreements between the Company and the individual owner relating to corporate governance, buy-sell matters or "deadlock" issues. The inability of the Company and the other owner of the affiliates to agree on matters relating to the management and operation of those affiliates could have a material adverse effect on the financial condition of the Company.





            Dependence on Major Customers. One of the Company's customers, United Cities Gas Company, accounted for 22% of 1997 consolidated operating revenue and 20% of revenues for the three-month period ended as of March 31, 1998. Two of the Early Grove Affiliate's customers, Powell Clinch Utility District and Knoxville Utilities Board, which contract with the Early Grove Affiliate for natural gas storage, accounted for 72% of operating revenue for the three month period ended March 31, 1998. For the three-month period in 1998, Medusa Mineral Company and Buchanan General Hospital accounted for 21% and 17%, respectively, of the operating revenues for the distribution affiliate. The loss of these customers, or an adverse business or financial development affecting any of these customers, could have a material adverse financial impact on the Company. See "Business--Storage Operations."



            Operating Hazards. The Company's storage, pipeline, gathering and distribution operations are subject to the many hazards inherent in the natural gas transmission and storage industry and in propane distribution. These include damage to pipeline and storage facilities, related equipment and surrounding properties caused by hurricanes, floods, fires and other acts of God, inadvertent damage from construction and farm equipment, leakage of natural gas and other hydrocarbons, fires and explosions and other hazards that could also result in personal injury and loss of life, pollution and suspension of operations. The Company's exploration and production operations involve a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

            Any significant problems related to its facilities could adversely affect the Company's ability to conduct its operations. The Company maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability. The occurrence of a significant event not fully insured against could materially adversely affect the Company's operations and financial condition. The Company cannot predict whether insurance will continue to be available at premium levels that justify its purchase or whether insurance will be available at all. See "Business--Operational Hazards and Insurance."

            Reliance on Key Personnel. The success of the Company will largely be dependent upon the efforts and active participation of Michael L. Edwards. He is party to an employment agreement with the Company. The unexpected loss of his services could have a detrimental effect on the Company. See "Management."

            Dividend Policy. The Company has paid cash dividends in each of the past six fiscal years and in the current fiscal year. The primary objective of the Company is to retain its earnings to support the growth of the Company. Therefore, there can be no assurance that the Board of Directors of the Company will authorize the Company to pay cash dividends on its Common Stock in the future.





            Anti-Takeover Provisions. The Company's Amended and Restated Certificate of Incorporation provides that the approval of (i) any amendment to the Certificate or the by-laws, (ii) the merger, dissolution, reorganization (including by share exchange) or recapitalization of the Company, or (iii) the sale of all or substantially all of the assets of the Company requires the affirmative vote of the holders of 75% of the Company's issued and outstanding shares entitled to vote thereon. This increases the percentage that would otherwise be required under Delaware law to approve such actions. In addition, the Company's by-laws provide that members of the Company's Board of Directors are elected to terms that are staggered. These provisions may make it more difficult to change control of the Company or replace incumbent management. See "Description of Securities--Certain Provisions of Certificate of Incorporation and Delaware Law" and "Management --Certain Relationships and Related Transactions."



            Possible Volatility of Stock Price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of unanticipated operating results by the Company and other events or factors, such as the sale of large blocks of shares held by existing shareholders. See "--Limited Market for Common Stock; Shares Eligible for Resale." In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for certain companies in a manner often unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.



            Limited Market for Common Stock; Shares Eligible for Resale. The Company's Common Stock is traded on the Nasdaq National Market under the symbol VGCO. Average daily trading volume for the Common Stock as reported by Nasdaq for the first quarter of 1998 was approximately 17,400 shares. Because there is a small public float in the Common Stock and it is thinly traded, sales of small amounts of Common Stock in the public market could materially adversely affect the market price for the Common Stock. Sales of Common Stock, or the perception that such sales could occur, could materially adversely affect prevailing market prices for the Common Stock and may make it more difficult for the Company to sell shares of Common Stock in the future at times and for prices that it deems appropriate. The Company has 5,504,906 shares of Common Stock outstanding and 10,000 shares issuable upon the exercise of outstanding employee stock options and, 943,149 shares issuable upon the exercise of warrants. Substantially all of the 5,504,906 shares of Common Stock outstanding (and 953,149 shares issuable upon exercise of options and warrants, when exercisable) will be transferable without restriction or registration under the Securities Act, except for approximately 1,273,334 outstanding shares and an additional 373,663 shares issuable upon exercise of options and warrants held by persons deemed to be affiliates of the Company (as that term is defined under the Securities Act) which will be subject to the volume and other restrictions under Rule 144. See "Shares Eligible for Future Sale."





            Environmental Regulations. The production, handling, transportation and disposal of natural gas by-products and propane are subject to regulation under federal, state and local environmental laws. In most instances, the applicable regulatory requirements relate to water and air pollution control and solid waste management measures. Environmental assessments have not been performed on all of the Company's properties. To date, expenditures for environmental control facilities and for remediation have not been significant in relation to the results of operations of the Company. The Company believes, however, that it is likely that the trend in environmental legislation and regulations will continue to be towards stricter standards, which could materially adversely affect the Company's ability to conduct its operations. See "Business Regulation."

            Cautionary Statement Regarding Forward-looking Information. Certain statements contained in this Prospectus, such as those concerning the Company's business strategy, acquisition and expansion plans, projected values and revenues, capital requirements, governmental regulation and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Act). Because such forward-looking statements include risks and uncertainties, and are based upon certain assumptions, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The Company undertakes no obligation to publicly release the results of any revision of those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

            The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "VGCO." As of March 31, 1998 there were approximately 1,600 holders of Common Stock and 26 holders of Warrants. The following table sets forth, for the period indicated, the high and low sales prices of the Common Stock, compiled from quotations supplied by the Nasdaq Monthly Statistical Report (the stock began trading on October 4, 1996), in addition to dividends per share declared for the periods indicated:




                                     Price Range of
                                     Common Stock
                                  --------------------
                                                             Dividends
                                  High            Low        per Share
                                  ----            ---        ---------
1996

              Fourth Quarter    $  7 3/4        $ 6 1/2     $ 0.0125
1997
              First Quarter       10 1/2          7 1/4       0.0150
              Second Quarter      10 3/4          8 3/4       0.0175
              Third Quarter       10 3/4          8 3/4       0.0175
              Fourth Quarter       9              8           0.0175
1998

              First Quarter        9              7 1/4       0.0175




            The primary objective of the Company is to retain its earnings to support the growth of the Company. Therefore, there is no assurance that the Board of Directors of the Company will authorize the Company to pay cash dividends on its Common Stock in the future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



         The following discussion of the historical financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in herein.



General

         The Company derives revenues from its storage, exploration, production, gathering, marketing and propane distribution operations. From its 50% investments in the Storage Company and the Distribution Company, the Company derives earnings from the storage, gathering and distribution operations of these companies. The Company accounts for its investments in these companies using the equity method.

         In its storage business, the Company receives fees for use of its storage space in addition to injection and withdrawal fees for the use of compression facilities, collectively referred to as storage revenues. Storage charges to customers are in accordance with storage rates included in tariffs approved by the Virginia State Corporation Commission.

         In its exploration and production business, the Company receives revenues from the sale of its natural gas production. The Company also receives revenues from managing the construction, drilling, development and operation of natural gas facilities, including management and operations fees. In its natural gas gathering business, revenues are generated from its ownership interest in gathering pipelines for natural gas traveling through its gathering systems. In its gas marketing operations, the Company generates revenues from the sale of natural gas. In its propane distribution business, the Company generates revenues from the sale of propane to industrial, commercial and residential customers.

         In the Storage Company's unregulated natural gas gathering business, revenues are generated from its ownership interest in gathering pipelines for natural gas traveling through its gathering systems. The Storage Company also provides unregulated winter gas supply services.

         In its distribution operations, the Distribution Company's gross profits are realized by the difference between the prices at which it purchases and the prices at which it sells natural gas to its industrial, commercial and residential customers. The prices at which the Distribution Company sells natural gas to its customers are in accordance with the rate schedules in its tariff filed with the Virginia State Corporation Commission. The Distribution Company purchases natural gas under short-term contracts which reflect the market price of natural gas.


First Three Months of 1998 and 1997


    Overview. During the three months ended March 31, 1998, Virginia Gas Company (the "Company") recorded a net loss of $17,238 compared to net income of $241,794 for the same period in 1997. Basic and diluted net income per common share available to common stockholders for the corresponding periods was $0.00 in 1998 compared to $0.08 in 1997. The number of weighted-average shares used in calculating income per common share was 5,504,906 and 3,188,659 for the three months ended March 31, 1998 and 1997, respectively. The quarter was impacted by an extraordinary loss on extinquishment of debt, which totaled $233,305. Before the extraordinary loss, the Company earned $0.04 per common share.



    Revenues. Total revenues increased 26% to $2.7 million for the three months ended March 31 1998, compared to $2.1 million for the same period in 1997. The company experienced significant growth in its propane operations. Propane gas sales increased significantly to $505,000 from $32,000. The increase reflects a mid-1997 acquisition and the continued growth of the existing propane operation. Natural gas sales decreased to $992,000 from $1,068,000 largely due to the warmer than usual weather in the Company's service area. The company sold 327,320 Dth of gas during the first quarter of 1998 compared to 347,597 Dth during the same period in 1997, a 6% decrease. Natural gas storage revenues totaled $609,000 and $626,000, respectively, for the three months ended March 31, 1998 and 1997. Withdrawals decreased from 576,330 to 327,936 Dth, reflective of the warmer weather. However, revenue remained stable due to consistent demand charges. Interest income increased from $251,000 to $433,000, which reflects the Company's increased liquidity from the September 1997 Secondary Offering.



    Costs and Expenses. Total operating costs and expenses totaled $1,955,000 for the three months ended March 31, 1998, compared to $1,484,000 for the same period in 1997. Production and purchased gas expenses increased to $1,195,000 from $1,002,000, which reflects the increase in purchased propane and a slight decrease in the cost of natural gas sold due to the lower sales volume.

    Operations and maintenance expenses totaled $234,000 for the three months ended March 31, 1998 compared to $100,000 for the same period in 1997, primarily reflecting increased operating costs related to the Saltville storage facility in addition to the propane distribution operations.

    General and administrative costs increased to $323,000 from $215,000. This increase reflects higher expenses in support of construction on the first portion of the Tidewater pipeline. This segment runs 72 miles from the Company's Saltville storage facility to Radford, VA.

    Depreciation, depletion and amortization increased 24% to $206,000 in the first quarter of 1998 from $166,000 for the first quarter of 1997. These increases reflect the recovery of costs for capital projects recently placed into service, primarily the Company's Saltville storage facility.


    Interest Expense. Interest expense increased 35% to $428,000 during the first quarter of 1998 from $318,000 for the same period in 1997. These increases are due primarily to additional tax-exempt bond financing, particularly the Russell County 1997 issue that was closed in February of 1997. The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Capitalized interest for the three months ended March 31, 1998 totaled $51,000 compared to $71,000 during the same period in 1997.

    Equity in Earnings of Affiliates. The Company has a 50% ownership interest in two affiliated companies which provide natural gas storage, gathering and distribution services. The Company accounts for its investments in these companies using the equity method. For the three months ended March 31, 1998, the Company's equity in earnings of these affiliates decreased 73% to $25,000 from $94,000 for the comparable period in 1997. These decreases reflect significant margin deterioration in the Company's distribution subsidiary as a result of petroleum indexed contracts.

    Income Taxes. Using the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for income tax purposes. The Company's provision for income taxes as a percentage of income before its equity in earnings of affiliates (the Company's equity in earnings of affiliates is reflected on a post-income tax basis) was 35% to 25% for the three months ended March 31, 1998 and 1997.

Equity Investments

    Natural Gas Storage. Storage revenues from the Early Grove facility for the three months ended March 31, 1998, were $614,000 compared to $655,000 for the same period in 1997. The Early Grove facility also experienced lower natural gas sales. Gas sales decreased from $612,000 to $576,000 as volume increased from 131,000 to 181,012 Dths. The lower revenue resulted from an approximate $1.50 decrease in the average sales price of gas. Consistent with the reduction in sales price was the purchase price of gas. Purchased gas expense decreased from $509,042 to $431,535 reflecting a $1.50 decrease in average purchase price.

    Natural Gas Distribution. Distribution revenues for the three months ended March 31, 1998, were $281,000, an increase of $61,000 over revenues of $220,000 for the same period in 1997. These increases primarily reflect increased usage during 1998 by industrial customers. Usage increased to 56,387 Dths compared to 38,365 Dths. Purchased gas costs related to these sales totaled $195,000 and $120,000 for the three months ended March 31, 1998. Natural gas gross margin during the first quarter of 1998 decreased from 45% during the first quarter of 1997 to 31%. This is primarily due to the drop in petroleum prices. The distribution subsidiary has contracts indexed to petroleum prices.

Financial Condition, Liquidity and Capital Resources

    The Company's working capital improved from $13.0 million on December 31, 1997 to $13.3 million on March 31, 1998. The combined working capital of the Company's affiliates, Virginia Gas Storage Company and Virginia Gas Distribution Company, increased to a $975,000 deficit at March 31, 1998, from a $1,311,000 deficit at December 31, 1997. Cash increased to $13.5 million at March 31, 1998 from $11.8 million at December 31, 1997.

    In March 1998, the Company completed a refinancing transaction whereby the Company issued a $24,000,000 note to John Hancock. With the proceeds, the Company retired or defeased $19.6 million of industrial revenue bonds. The remaining proceeds will be used to develop the Company's Tidewater pipeline project.

Other Events





    Virginia Gas Company filed on March 31, 1998 a Form 10-KSB for the fiscal year ended December 31, 1997. The Company's 10-KSB contained disclosures concerning a one-time extraordinary loss relating to a debt refinancing which was consummated on March 19, 1998.





    The Company's orginal estimate of the one-time extraordinary loss, net of tax, was disclosed as $815,000 for the consolidated entity, and $640,000 and $340,000 for the affiliated Virginia Gas Storage and Distribution Companies (the "Affiliates"), respectively. The Company completed its research of this issue and concluded that the magnitude of the loss, net of tax, was $233,000 rather than $815,000 for the consolidated entity. The Company recognized the remaining costs as a regulatory asset on its wholly-owned regulated subsidiary Viriginia Gas Pipeline Company. In addition, the company recognized all the costs as regulatory assets on its Affiliates. This recognition is appropriate under the provisions of Statement of Financial Accounting Standards No. 71 "Accounting for Effects of Certain Types of Regulation".



    The regulatory assets on the affiliated companies and wholly-owned subsidiary will be amortized over the 14-year life of the refinanced notes. The Company believes it will be permitted to include the regulatory asset in its rate filings with the Virginia State Corporation Commission and may obtain rate recovery for the related amortization.





Results of Operations for Years 1997 and 1996

         Overview. During the year ended December 31, 1997, the Company recorded net income of $908,000, compared to $608,000 for 1996. Net income per common share available to common stockholders for the years was $0.22 in 1997 compared with $0.21 in 1996. The number of weighted average shares used in calculating income per common share was 3,943,274 and 1,637,576 for the years ended December 31, 1997 and 1996, respectively. The adoption of SFAS No. 128 in 1997 resulted in no change to previously reported net income per share.

         Revenues. Total revenues increased 237% to $9.3 million for the year ended December 31, 1997 compared to $2.8 million for 1996. Natural gas sales and well operation revenues totaled $4.5 million for 1997 compared to $652,000 in 1996. The increase primarily reflects the formation of the Company's marketing operations during the first quarter of 1997. Sales of natural gas during 1997 totaled $4,199,000 on sales volumes of 1,594,000 MMBtu. These gas sales included sales of natural gas totaling $570,000 to a natural gas storage customer of the Company. Exploration and production revenues, reflecting the Company's revenue interest in these sales of natural gas, consisted of natural gas sales of $388,000 and well operation revenues of $265,000 during 1997 compared to $374,000 and $278,000, respectively, for 1996.

         Propane sales totaled $643,000 during 1997 on sales volumes of 652,000 gallons, compared with 1996 sales of $47,000 on sales volumes of 51,000 gallons.

         Natural gas storage revenues totaled $2.4 million for the year ended December 31, 1997, compared with $769,000 for 1996. Initial injections of customer gas into the Company's storage facility located in Saltville, Virginia, began in August 1996.

         Management revenues, interest and other income increased 42% to $1.7 million in 1997, compared to $1.2 million in 1996, primarily as a result of an increase in interest income of $486,000.

         Costs and Expenses. Total operating costs and expenses increased $5.5 million to $6.8 million for the year ended December 31, 1997, compared to $1.3 million for 1996. Production and purchased gas expenses increased to $1.2 million in 1997 from $134,000 in 1996. This increase reflects increased production expenses, increased purchased gas expense attributed to the expanding propane distribution operations and purchased gas expense related to the sale of natural gas to a storage customer of the Company.

         Operation and maintenance expenses totaled $684,000 in 1997 compared to $173,000 in 1996, primarily reflecting operating costs related to the Saltville storage facility in addition to the propane distribution operations.

         Cost of natural gas sold, related to the Company's marketing of natural gas, totaled $3.1 million for the year ended December 31, 1997, compared to zero in 1996, reflecting the initiation of marketing operations and the corresponding costs.

         General and administrative costs totaled $1.0 million in 1997, an increase of $354,000 from 1996 costs of $646,000. This increase largely reflects the growth in Company operations and the accompanying growth in personnel and facilities.

         Depreciation, depletion and amortization increased 108% to $806,000 for the year ended December 31, 1997 from $387,000 in 1996. This increase reflects the recovery of costs for capital projects recently placed into service, including the Company's Saltville storage facility and the expanding propane distribution operations.

         Interest Expense. Interest expense increased 50% to $1.5 million in 1997 from $1.0 million in 1996, primarily due to additional tax-exempt bond financing and short-term borrowings. The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Capitalized interest totaled $328,000 in 1997 and $290,000 in 1996.

         Equity in Earnings of Affiliates. The Company has a 50% ownership interest in two affiliated companies which provide natural gas storage, gathering and distribution services. The Company accounts for its investments in these companies using the equity method. For the year ended December 31, 1997, the Company's equity in earnings of these affiliates decreased 36% to $217,000 from $340,000 in 1996. This decrease reflects increased operating expenses related to natural gas storage and distribution operations in addition to higher interest costs.

         Income Taxes. Using the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for income tax purposes. The Company's provision for income taxes as a percentage of income before its equity in earnings of affiliates (the Company's equity in earnings of affiliates is reflected on a post-income tax basis) was 30% in 1997 and 36% in 1996.

         Equity Investments

         Natural Gas Storage. Storage revenues from the Early Grove storage facility totaled $2.5 million in 1997, an increase of $400,000 over 1996 revenues of $2.1 million. This increase is attributable to an increase in leased storage capacity at the facility.

         Natural Gas Gathering. Gathering revenues totaled $312,000 in 1997, reflecting a decrease of $66,000 from 1996 gathering revenues of $378,000. This decrease primarily reflects a decrease in system throughput during 1997 of 204,068 MMBtu. Revenues from winter service and other natural gas sales totaled $1.5 million in 1997 compared to $1.1 million in 1996. Purchased gas expense related to these sales totaled $1.3 million and $974,000 for the years ended December 31, 1997 and 1996, respectively.

         Natural Gas Distribution. Distribution revenues increased to $891,000 in 1997 from $629,000 in 1996, an increase of 42%. This increase primarily reflects increased usage by industrial customers, reflecting 1997 expansions of distribution facilities in Russell County. Sales volumes for 1997 totaled 172,939 MMBtu, an increase of 59,561 MMBtu from 1996 sales volumes of 113,378 MMBtu. Purchased gas costs related to these sales totaled $513,000 and $330,000 in 1997 and 1996, respectively.

         The Distribution Company incurred a loss on operations for the year. The expansion of distribution facilities in Russell County for a major customer resulted in increased expenses for the Company, which will not be fully recoverable until late 1998 or early 1999 when the customer's natural gas usage is expected to approach normal capacity. Similarly, natural gas contracts, linked to the price of fuel oil and/or propane, for several commercial customers [6~suffered modest revenue shortfalls due to falling prices for fuel oil and propane. Efforts are currently underway for renegotiating these contracts and, if successful, the Distribution Company expects to obtain better results from operations in 1998.

Liquidity and Capital Resources

         Working Capital

         At December 31, 1997, the Company's working capital reflected a $13.0 million surplus, an increase in working capital from the $430,000 deficit at December 31, 1996. The Company's current ratio at December 31, 1997 was 7.95, an increase from the ratio of 0.87 at December 31, 1996. The combined working capital of the Storage Company and the Distribution Company decreased to a $1.3 million deficit at December 31, 1997 from the $600,000 deficit at December 31, 1996. The combined current ratio of these companies was 0.64 at December 31, 1997.

         Investing and Financing Activities

         The Company's cash requirements in the past have been met out of cash generated from operations, proceeds from the issuance of the Company's common stock, amounts borrowed in conjunction with tax-exempt bonds issued by the Industrial Development Authorities of Russell and Buchanan Counties, Virginia in addition to other borrowings. The Company's rapid pace of growth and the timing of the completion of financing transactions periodically have limited the Company's short-term liquidity. On December 31, 1997, the Company had a cash and cash equivalent balance of $11,751,000 compared to $1,653,000 at December 31, 1996.

         Capital investments of $6.9 million in 1997 reflect primarily the continued development of the Saltville storage facility ($3.7 million), the P-25 pipeline project ($0.95 million) and the expansion of propane distribution facilities ($1.7 million).

         Capital investments of $11.6 million in 1996 reflect primarily the development of the Saltville storage facility ($10.3 million) and the P-25 pipeline project ($0.9 million).

         In September 1997, the Company completed a secondary public offering of its common stock. The offering resulted in the issuance of an additional 2,300,000 common shares of the Company at $8.50 per share. Net proceeds realized from the offering approximated $17.5 million. The common stock of the Company is traded on the Nasdaq National Market under the symbol "VGCO."

         In October 1996, the Company completed an initial public offering of its common stock. The offering resulted in the issuance of an additional 1,533,000 common shares of the Company at $6 per share. Net proceeds realized from the offering approximated $8 million.

         In July 1996 the Company issued 42,000 shares of its common stock to an officer of the Company. The net proceeds of the sale of these shares were $252,000.

         In May 1996 the Company issued 800,058 shares of its common stock to one investor pursuant to a private placement. The net proceeds of the sale of these shares were approximately $4.4 million.

         The Company's material capital expenditure commitments for 1998 are expected to include $12.9 million for the development of the P-25 intrastate pipeline and $2.9 million for continued development of the Saltville storage facility. Funding for these commitments will be obtained from a portion of the proceeds of the September 1997 secondary public offering, proceeds from additional borrowings and operating cash flows of the Company.

Recent Accounting Pronouncements

         Effective for the fiscal year ended December 31, 1998, the Company is required to adopt SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." The Company does not expect that adoption of these standards will have a material impact on the Company's financial position or results of operations. The adoption of SFAS No. 130 will require reporting comprehensive income in an alternative format prescribed by the standard.

Year 2000 Issue

         The Company uses vendor-supported software exclusively. After discussions with vendors, the Company believes that the year 2000 issue has been appropriately addressed and does not expect the year 2000 issue to have a material adverse impact on the financial position, results of operations, or cash flows in future periods.

Debt Refinancing

         On March 19, 1998 the Company completed a significant financing arrangement with the John Hancock Mutual Life Insurance Companies. Under the terms of the arrangement, Virginia Gas Company issued to John Hancock $24 million of 8.5% senior notes due 2012. With the proceeds, the Company retired approximately $19.5 million of industrial revenue bonds which had an average interest rate of 9%. The remaining proceeds will be used to develop segments of the Company's pipeline expansion projects and to fund other planned corporate expansions. In addition, the retirement of the industrial revenue bonds released, for the Company's use, another $2.1 million (including interest earned through March 19, 1998) of reserve funds associated with the issuance of the bonds. These funds will also be used to fund planned corporate expansions.

                                  BUSINESS




BUSINESS



General

         Virginia Gas Company (the "Company") was organized in 1987 under the laws of the state of Delaware. The Company, directly or through affiliated companies, is primarily engaged in the storage, marketing, distribution, gathering, exploration, and production of natural gas, and the distribution of propane gas. The Company's principal assets are located in the southwestern counties of the Commonwealth of Virginia.

         The Company's business has developed in response to the growing need for natural gas storage, pipelines and distribution in its market area, resulting principally from economic growth and the impact of deregulation. Deregulation has given natural gas customers more flexibility in negotiating their natural gas purchases and transportation contracts. The Company's pipeline connections to the East Tennessee Natural Gas ("ETNG"), CNG Transmission Company ("CNG") and Columbia Gas Transmission Company ("TCO") interstate pipeline systems, and to the Company's adjacent storage facilities, are being combined to create a hub which provides opportunities for more efficient gas distribution, including to local, growing markets. At present, the Company's business primarily consists of: (i) producing, gathering and marketing natural gas from wells in which the Company has an ownership interest to municipal distributors, local distribution companies and major oil and gas companies; (ii) storing natural gas for municipal distributors and local distribution companies which have supplied their own gas, or purchased it from third parties or the Company; and (iii) distributing propane and natural gas purchased from third parties or the Company to local industrial, commercial and residential customers.

         The Company's principal sources of revenue have varied depending on its level of activity in any given segment of natural gas operations. From 1987 to 1992, substantially all of the Company's income was derived from exploration, development and production of natural gas and from fees derived from managing wells. From 1993 to 1996, the Company's income reflected the growth of its storage operations. In 1996 and 1997, the Company initiated its propane distribution and gas marketing operations, respectively. Currently, the Company is developing transmission pipeline projects and expanding its storage capacity and expects to derive future income primarily from natural gas storage and transportation fees.

         Management believes that current upward trends in the economy, a favorable regulatory environment, the deregulation of the industry which has resulted in end-users' ability to purchase gas on a competitive basis from a greater variety of sources, and the increasing availability of natural gas as a form of energy for residential, commercial and industrial markets will enable the Company to expand into new markets and to better develop its current markets.

Subsidiaries and Affiliates



         The Company has four consolidated wholly-owned subsidiaries:
Virginia Gas Exploration Company (the "Exploration Company"), Virginia Gas Pipeline Company (the "Pipeline Company"), Virginia Gas Propane Company (the "Propane Company") and Virginia Gas Marketing Company (the "Marketing Company"). Affiliates of the Company, Virginia Gas Distribution Company (the "Distribution Company") and Virginia Gas Storage Company (the "Storage Company" also known as the Early Grove Affiliate), are each owned 50% by the Company and 50% by one individual investor, who has no affiliation with either the Company, or any executive officer, director or controlling shareholder of the Company.

         The Pipeline Company, the Distribution Company and the Storage Company are the holders of Certificates of Public Convenience and Necessity ("CPCN") issued by the Virginia State Corporation Commission ("VSCC") that are required for such companies to conduct their business. The Pipeline Company's and a portion of the Storage Company's operations are regulated by both the VSCC and the Federal Energy Regulatory Commission ("FERC"). In connection with the financing of the Distribution Company's distribution business, and the Storage Company and Pipeline Company's storage and related pipeline businesses, the Company participated in four tax exempt bond issues in 1994, 1995 and 1997 that provided financing for these various projects. Funds from such financings were allocated, as needed, to the various subsidiaries and affiliates and each such entity has provided the Company with interest-bearing promissory notes evidencing its obligation to repay the funds advanced by the Company.


Storage Operations

         The Company has the only two underground natural gas storage facilities in the Commonwealth of Virginia. One of these facilities is located in Smyth and Washington counties (the "Saltville Facility"), while the other facility is located in Scott and Washington counties (the "Early Grove Field"). The Pipeline company owns the Saltville Facility while the Storage Company owns and operates the Early Grove Field.

         The Pipeline Company developed the Saltville Facility for use as a high rate, peak usage storage facility. The Saltville Facility uses caverns created in underground salt beds to store natural gas. The Company's engineering staff believes the ultimate working gas capacity of the Saltville Facility could be up to 10 Bcf. In June 1996 the Pipeline Company filed an application with the VSCC for a CPCN for the operation of the Saltville Facility. In July 1996 the VSCC issued an order authorizing the Pipeline Company to begin service on an interim basis using the rates set forth in the application. The CPCN was issued to the Pipeline Company in December 1997. In November 1996, the Pipeline Company received a limited jurisdiction certificate from the FERC authorizing the Pipeline Company to engage in the sale, transportation (including storage), or assignment of natural gas that is subject to FERC's jurisdiction under the Natural Gas Act, and to charge rates for its interstate service equal to the intrastate rates approved by the VSCC. The Saltville Facility provides 10-day, 60-day and 90-day service and 20-day refill capacity. In August 1996 the Pipeline Company injected the first working gas into the field. Peak daily withdrawal rates of 40,000 MMBtu were achieved in January 1997.

         The Early Grove Field is an underground natural gas storage facility owned and operated by the Storage Company. The Storage Company has received a CPCN from the VSCC, authorizing it to engage in the sale, transportation (including storage), or assignment of natural gas and to charge rates approved by the VSCC. The Early Grove Field includes 29 storage wells and a certificated area of 2,900 acres. Contracted storage volume for 60-day, 90-day and 150-day service has increased from 520,000 MMBtu for the 1994/1995 heating season to 1,835,000 MMBtu for the 1997/1998 heating season. The deliverability of the Early Grove Field has been increased by reworking existing wells, drilling new wells, injecting additional base gas, installing larger diameter pipe, new compression equipment, and increasing the maximum operating pressure of the field to 2,000 PSI from 1,400 PSI. Peak January deliverability has been increased from 1,000 MMBtu to over 20,000 MMBtu per day from 1992 to 1997. Further improvements, including drilling new wells, adding additional base gas and increasing the maximum operating pressure to up to 2,400 PSI, are being considered. Proposed improvements could increase the field's capacity to 2,200,000 MMBtu in the future.

         The Company is continually assessing the feasibility of developing additional natural gas storage facilities in its area of operation and is analyzing available geological and geophysical data and land records related thereto.

Pipeline Operations

         The Company has begun construction and is currently acquiring remaining rights-of-way and permits for the construction of a 71.5 mile intrastate pipeline ("P-25") which will connect the Company's Saltville Facility and transport natural gas to growing markets in Smyth, Wythe and Pulaski Counties in southwestern Virginia. These areas currently are served only by ETNG's #3300 interstate pipeline, which currently has insufficient capacity to meet the area's needs.

         The P-25 pipeline will be constructed and maintained consistent with applicable federal, state and local laws and regulations and accepted industry practice. The first phase of construction will consist of twinning the ETNG line to the town of Marion. The remaining phases will extend the P-25 pipeline from Marion to Radford, Virginia. The Company has entered into a 15-year contract with United Cities Gas Company ("UCG"), the local distribution company which serves Smyth, Wythe and Pulaski Counties, to provide pipeline capacity to supply 20,000 MMBtu per day, or 67% of planned pipeline capacity. Completion of the P-25 pipeline is expected by late 1998. The Company filed an application for a CPCN with the VSCC in January 1997 for authorization to develop, construct, own and operate the P-25 pipeline. This CPCN was received by the Company in December 1997.

         Substantially all of the operations conducted through the P-25 pipeline will constitute common carrier pipeline activities. Such common carrier activities are those under which transportation in the pipeline is available at tariffs published with the VSCC to any shipper of natural gas who requests such services, provided that each product for which transportation is requested satisfies the conditions and specifications for transportation.

         The Company has recently initiated environmental studies and acquisitions of rights-of-way for permits for the construction of a 40-mile intrastate pipeline ("P-24"). When completed, the P-24 pipeline would connect the Company's Saltville Facility and the P-25 pipeline to the CNG interstate pipeline system. The P-24 pipeline is expected to provide a strategic interconnect between the ETNG and CNG interstate pipeline systems.

Natural Gas and Propane Distribution Operations

         The Company, through the Distribution Company, owns and operates 33 miles of distribution pipelines and provides natural gas service to over 200 customers in Russell and Buchanan Counties in Virginia. Construction of a 10-mile pipeline providing service to the town of Lebanon in Russell County was completed in June 1997. The Distribution Company has a CPCN authorizing it to provide natural gas service in these counties. In January 1997, the Distribution Company filed an application with the VSCC to extend its service territory to include all of Dickenson and Tazewell Counties in Virginia, with the exception of the service territory in Tazewell County currently certificated to Commonwealth Public Service Corporation. This application was subsequently amended to include the town of Saltville, Virginia as part of the proposed service territory. In December 1997, the VSCC issued CPCNs to the Distribution Company authorizing it to provide natural gas service to the western portion of Tazewell County, excluding the service territory allotted to Commonwealth Public Service Corporation, all of Dickenson County, and the town of Saltville. The Distribution Company's tariff rates are approved by the VSCC.

         The Distribution Company has a firm transportation service contract for a ten-year term with East Tennessee Natural Gas for the winter months of November through March, and an interruptible transportation contract with ETNG for the remainder of the year.

         In 1996, the Company commenced distribution of propane gas in southwestern Virginia. Because of shared costs and similarities such as easily converted appliances, many natural gas utilities provide both products to their customers. Customers often do not distinguish between the two forms of gas when used in the home. The Company intends, in part, to develop its propane distribution business through selective acquisitions. In that regard, the Company acquired a portion of Blue Grass Oils, Inc.'s existing propane distribution business in Buchanan, Dickenson and Russell Counties and in the western part of Tazewell County, Virginia in April 1997. The Company is also expanding its propane distribution operations through an aggressive growth program. At the end of 1997, the Company was providing propane gas service to over 1,900 customers in southwestern Virginia.

Exploration, Production, Gathering, and Marketing Operations

         Drilling Activity. The Company did not drill or complete any natural gas wells during 1996 or 1997.

         Service Operations. The Company engages in the business of supervising drilling operations and operating producing wells. As of December 31, 1997 the Company operated 80 wells located in Virginia and West Virginia. As operator of producing wells, the Company is responsible for the maintenance and verification of all production records, distribution of production proceeds and information, and compliance with various state and federal regulations. Generally, the Company provides the routine day-to-day production operations for producing wells and is paid for such services on a per well, monthly fee basis.

         Gas Gathering Operations. The Company and the Storage Company operate various unregulated natural gas gathering systems located mainly in Dickenson and Buchanan Counties in Virginia which connect the Company's operated wells to interstate pipelines. The gathering systems consist of 102.6 miles of pipeline, two 640 horsepower compressor stations and one 120 horsepower compressor station. The gathering systems connect the Company's natural gas production to the ETNG, CNG and TCO interstate pipeline systems as well as to the Distribution Company's distribution system.

         For such natural gas gathering services, the Company and the Storage Company collect certain transportation allowances from producers (owners of natural gas). Transportation allowances vary depending upon contractual arrangements and currently range from $.05 to $.50 per MMBtu.

         Marketing. In 1997 the Company commenced marketing operations of natural gas. The Company currently markets and sells natural gas provided from Company-operated wells and facilities. The Company anticipates that future expansion of its marketing operations will include purchases of natural gas supplies from third party sources, storing these supplies in its Saltville Facility and marketing these supplies to its customers.

Competition

         The Company competes with major utility companies and pipeline companies in the areas of utility services and pipeline operations. The deregulation of the natural gas industry has provided the Company with marketing and transportation opportunities; however, other pipeline companies, marketers and brokers with resources far greater than the Company likewise are the beneficiaries of such deregulation. While the Company and the Storage Company currently own and operate the only underground natural gas storage facilities in Virginia, it is possible that other distribution and marketing companies could develop other underground natural gas storage facilities and companies could rely on other methods of storage such as above-ground stored liquefied natural gas. The Company competes in the areas of exploration, production, transportation and marketing of natural gas and distribution of propane with major oil companies, other independent oil and gas concerns and individual producers and operators. Many of the Company's competitors have substantially greater financial and other resources than the Company.

Regulation

         VSCC Regulation. The Company's and the Storage Company's natural gas storage operations are regulated primarily by the VSCC and the FERC, which has jurisdiction over interstate sales of storage services. Storage rates are subject to VSCC approval and are based on the cost of service of the facility, which provide for an approved rate of return. A facility can apply for revised rates based on actual costs if they are higher than previously anticipated and conversely the VSCC may require a reduction in rates if returns are higher than anticipated.

         The Company's non-gathering pipeline operations will also be regulated by the VSCC. Substantially all of the operations conducted through these pipelines would constitute common carrier pipeline activities. Such common carrier activities are those under which transportation in the pipeline is available at tariff rates published with the VSCC to any shipper of natural gas who requests such services, provided that each product for which transportation is requested satisfies the conditions and specifications for transportation.

         The natural gas distribution operations of the Distribution Company are also regulated by the VSCC, which regulates the rates which may be charged to end-users, setting them at levels sufficient to recover the cost of service to its customers including an approved rate of return.

         The Company's gathering facilities and propane distribution operations are not subject to service or rate regulation from the VSCC.

         FERC Regulation. The Company's operations either are not governed by, or by virtue of limited jurisdiction certificates having been issued by FERC, are exempt from, further regulation by FERC under the Natural Gas Act.

         Environmental and Safety Regulation. The operations of the Company are subject to various federal, state and local environmental laws. In particular, operations in Virginia are subject to the Virginia Clean Air Act as administered by the Virginia Department of Environmental Quality ("VDEQ"). The Virginia Clean Air Act restricts emissions from wells, pipelines and processing plants, and the VDEQ may curtail operations not meeting minimum standards. The design, construction, operation and maintenance of the Company's VSCC jurisdictional facilities are subject to the safety regulations established by the United States Department of Transportation pursuant to the Natural Gas Pipeline Safety Act of 1968, as amended, or by state agency regulations meeting the requirements thereunder. The Company is also subject to other federal, state and local laws covering the handling or discharge into the environment of materials used by the Company, or otherwise relating to protection of the environment, safety and health.

         Expenditures for environmental control facilities and for remediation have not been significant in relation to the results of operations of the Company. The Company believes, however, that it is reasonably likely that the trend in environmental legislation and regulations will continue to be toward stricter standards. The Company is unaware of future environmental standards that are reasonably likely to be adopted that will have a material effect on the Company's results of operations, but there can be no assurance such standards will not be adopted in the future.

Title to Properties

         Substantially all of the properties comprising the Saltville Facility and the Early Grove Field are situated on land not owned by the Company or the Storage Company.

         The Company's rights to develop and operate the Saltville Facility are derived from a deed from the Industrial Development Authority of the town of Saltville. The deed provides the Company with rights to store gas, rights to use any facilities and surface area for natural gas storage use and rights to remove salts to create cavities for natural gas storage. The deed encompasses approximately 11,000 acres of storage rights in Washington and Smyth Counties, Virginia.

         The Storage Company's rights to develop and operate the Early Grove Field are derived from its ownership of mineral leasehold rights and from surface easements.

         The Company's existing pipelines, and gathering systems and distribution systems are situated on land not owned by the Company but as to which the Company and its affiliates have easements from the landowners permitting the use of such land for the construction and operation of pipeline facilities. The Company has received or intends to receive franchises, easements, licenses, permits and other authorizations to construct and operate proposed or future pipelines, gathering systems and distribution systems within the jurisdiction of various cities, counties and other government agencies and jurisdictions, as well as along and across waterways and rights-of-way for federal, state, county and city highways, streets and roads.

         Substantially all of the Company's producing property interests are held pursuant to leases from third parties. The Company has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the natural gas industry. The Company's producing properties are subject to customary royalty interests, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such producing properties.

Employees

         As of December 31, 1997, the Company, its subsidiaries and affiliated companies employed 46 persons on a full time basis, none of whom is covered by a collective bargaining agreement.





Operational Hazards and Insurance

            The operations of the Company and its Affiliates are subject to the usual hazards incident to the storage, distribution, exploration for and production of natural gas. These hazards can result in substantial losses to the Company and its Affiliates due to personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage or suspension of operations. The Company and its Affiliates maintain insurance coverage against such risks as are customarily insured against by other businesses in the industry. These coverages include $2,000,000 ($1,000,000 per occurrence) of general liability insurance (which insurance is provided in separate policies covering separate operations), excess liability insurance in the amount of $25,000,000, workers' compensation insurance and property and automobile insurance. Based on loss experience, the Company believes that it and its Affiliates currently have adequate insurance coverage. Their insurance, however, does not cover every potential risk associated with the storage, distribution, drilling and production of natural gas and the distribution of propane. In particular, coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, would have a material adverse effect on the results of operations of the Company and its Affiliates. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.

Office Facilities

            The Company currently owns its headquarters office building in Abingdon, Virginia, subject to a mortgage. This building contains 1,927 square feet of office space. In addition, the Company leases 5,700 square feet of office space in a building adjacent to its headquarters building.

                                   MANAGEMENT

            The Board of Directors is divided into three classes of directors, with each serving staggered three year terms. The Board of Directors currently consists of five directors. The two directors nominated for election at the 1998 Annual Meeting are Glenn B. Rogers and Karen K. Edwards. The nominees, if elected, will serve until the Annual Meeting of Stockholders held in 2001 and until their respective successors are elected and qualified. To be elected as a director, each nominee must receive the favorable vote of a majority of the shares represented and entitled to vote at the meeting. Although all nominees currently intend to serve on the Board, if any nominee should decline or be unable to serve, the Board will designate a substitute nominee. The Company has no reason to believe that any nominee will decline or be unable to serve.

            Set forth below for each nominee is information regarding the nominee's age, the period during which the nominee has served as a director, the nominee's business experience during at least the past five years and other directorships currently held by the nominee.

            Glenn B. Rogers. Mr. Rogers, age 59, served as Senior Vice President of Marketing and Gas Supply for United Cities Gas Company from 1987 until his retirement in October 1997. In this position, he was responsible for the propane operations of United Cities Gas Company. From 1979 to 1987 Mr. Rogers served United Cities Gas Company as Group Vice President of Gas Supply, Marketing and Rates and from 1976 to 1979 he served as Vice President of Gas Supply. Mr. Rogers is a past president of the Southeastern Gas Association. He also serves as a director of Vietti Food Corporation. Mr. Rogers holds a B.S. degree in mathematics from Peabody College and a Master's degree in mathematics from Southeast Oklahoma State College.

            Karen K. Edwards. Ms. Edwards, age 40, has served as Vice President and Director of the Company since its formation in 1987. She served as Treasurer until September 1995 and as Secretary until March 1998. Ms. Edwards also serves as Vice President, Secretary and Treasurer of Virginia Gas Exploration Company, Virginia Gas Pipeline Company, Virginia Gas Marketing Company, Virginia Gas Storage Company and Virginia Gas Distribution Company. She also serves as Vice President and Secretary of Virginia Gas Propane Company. Ms. Edwards received an MBA from the Colgate Darden Graduate School of Business at the University of Virginia and a Bachelor's degree in Business Administration from the University of Colorado. She is the wife of Michael L. Edwards.

Continuing Directors

            Set forth below is information regarding the Company's continuing Directors, their ages, the period during which they have served as a director, their business experience during at least the past five years and other directorships currently held by them.

            Michael L. Edwards, age 45, has served as President, Chairman of the Company and Director since its formation in 1987. He also serves as President of Virginia Gas Exploration Company, Virginia Gas Pipeline Company, Virginia Gas Marketing Company, Virginia Gas Propane Company, Virginia Gas Storage Company and Virginia Gas Distribution Company. From 1983 to 1986 Mr. Edwards served as Executive Vice President and Director of Petroleum Development Corporation. Mr. Edwards is a Phi Beta Kappa graduate of the University of California, Berkeley and he received an MBA from the Stanford University School of Business. Mr. Edwards' term as Director expires in 1999. He is the husband of Karen K. Edwards.

            Everette G. Allen, Jr., age 57, has served as a Director of the Company since January 1998. He has served as Chairman of Hirschler, Fleischer, Weinberg, Cox & Allen, a law firm located in Richmond, Virginia since 1986, and has been employed by that firm since 1970. Mr. Allen has served as a member of the Board of Trustees for Randolph-Macon College and is a Fellow with the American College of Trial Lawyers. He is a Phi Beta Kappa graduate of Randolph-Macon College and a graduate of the University of Virginia Law School. Mr. Allen's term as Director expires in 2000.

            G. Lee Crenshaw, II, age 39, has served as a Director of the Company since January 1998. He has served as a Director and Senior Vice President of Anderson & Strudwick, Inc. since 1994. From 1991 to 1994 he was employed at Scott & Stringfellow as Vice President. Mr. Crenshaw was employed as a stockbroker at Wheat, First Securities, Inc. from 1982 to 1991.
He is a graduate of Virginia Commonwealth University. Mr. Crenshaw's term as Director expires in 2000.

Compensation of Directors

            Directors of the Company receive $2,500 for attending each Board of Directors meeting.

Executive Officers

            The executive officers are elected to serve annual terms at the first Board of Directors meeting following the annual meeting of the stockholders. Certain information concerning the Company's executive officers as of May 29, 1998 is set forth below, except that information concerning Mr. and Mrs. Edwards is presented above.

            James E. Talkington, III, age 38, has served as Vice President of the Company since April 1998. He has been employed by the Company since 1994 as land manager. From 1989 to 1993 Mr. Talkington was employed by Continental Reserves Oil Company as land manager.

            Bradley L. Swanson, age 51, has served as Vice President of the Company since April 1998. He has been employed by the Company since 1987 with responsibility for land leasing, right of way purchases, legal matters and government relations. From 1983 to 1987 Mr. Swanson was the owner and operator of Home Town Properties, a residential and commercial real estate firm.

            G. Scott Hill, age 41, has served as Vice President of the Company since April 1998. He has been employed by the Company since March 1997 with responsibility for gas storage and pipeline operations. From 1985 to 1996 Mr. Hill was employed by Columbia Natural Resources as a drilling engineer.

            Robert C. Bright, age 55, has served as Secretary of the Company since April 1998. He has served as President and Director of Bright & Barnes, a Professional Corporation, a law firm located in Oklahoma City, Oklahoma since 1992. From 1979 to 1992 Mr. Bright served as President and Director of Bright & Nichols, an Oklahoma City law firm.

            Robert C. Withrow, age 50, has served as Treasurer of the Company since April 1998. He has been employed by the Company since February 1998 as director of finance. From 1981 to 1997 Mr. Withrow was employed as Vice President of Finance of The Dosco Corporation. From 1979 to 1980 he was employed by American Electric Power Company as internal audit manager. Mr. Withrow was employed by Deloitte & Touche from 1972 to 1979 as senior auditor. He is a certified public accountant.

            William L. Clear, age 27, has served as Controller and Assistant Secretary of the Company since April 1998. He has been employed by the Company since March 1998 as accounting manager. From 1993 to February 1998 Mr. Clear was employed by Coopers and Lybrand L.L.P as a business assurance senior associate specializing in audits of utility companies. He received a B.S. in accounting from Emory & Henry College and an M.A. in accounting from the University of Tennessee, Knoxville. Mr. Clear is a certified public accountant.

Security Ownership of Certain Beneficial Owners and Management

            The following table sets forth the number and percentage of shares of common stock held beneficially by the owners of more than five percent of the Company's issued and outstanding common stock as of April 22, 1998 or by directors, director nominees or officers of the Company:


                                                          Amount of     Percent of
Name and Address of Beneficial Owner (1)                  Ownership        Class
----------------------------------------                  ---------      ---------

Dr. James T. Martin ................................      800,058         14.53%
Tupenny House
Tuckerstown, Bermuda

Michael L. and Karen K. Edwards ....................      748,576(2)      12.76%

Michael L. Edwards .................................        6,000             *

Karen K. Edwards ...................................        3,900             *

Allan R. Poole, II .................................       57,000          1.04%
1032 Hanover Court
Kingsport, Tennessee 37660

G. Lee Crenshaw, II ................................        3,600             *
707 East Main Street, 20th Floor
Richmond, Virginia 23219

Everett G. Allen, Jr ...............................       10,000             *
Federal Reserve Bank Building
701 East Byrd Street
Richmond, Virginia 23219

James E. Talkington, III ...........................       12,000(3)          *

Bradley L. Swanson .................................        2,863             *

G. Scott Hill ......................................        3,000             *

All executive officers and directors as a group ....      846,939         14.41%

* Less than 1%.

(1) Except as otherwise noted, the address of the holder is in care of the Company.

(2) Includes 363,663 shares which may be issued to Mr. and Mrs. Edwards upon exercise of a warrant.

(3) Includes 10,000 shares which may be issued to Mr. Talkington upon exercise of an option.

Executive Compensation

            The following table presents information concerning the annual compensation of the executive officers of the Company whose salary and bonus were greater than $100,000 in 1997. This table presents compensation for services rendered in all capacities to the Company in 1997, 1996 and 1995.

                           Summary Compensation Table


                                                                        All Other
Name and Principal Position       Year     Salary (1)     Bonus (1)    Compensation
---------------------------       ----     ----------     ---------    ------------
                                                                       (2)

Michael L. Edwards .........      1997      $157,917      $ 50,000      $ 32,837
President and Chief               1996      $150,000      $    727      $  2,889
Executive Officer                 1995      $150,000      $   --        $  1,524

(1) Amounts include cash compensation earned and received by the named officers as well as amounts deferred under a 401(K) Savings Plan.

(2) Amounts shown include Company contributions to a 401(K) Savings Plan, vehicle allowances and directors' fees.

Employee Stock Purchase Loans

            On May 17, 1996, the Board of Directors of the Company approved a plan whereby the Company made available to certain key employees five year interest-free loans for the purpose of purchasing a total of 40,000 shares of the Company's common stock at a purchase price of $6.00 per share, which was the fair market value of the shares on that date. In the event an employee who has been given a loan pursuant to this plan terminates his employment with the Company at any time prior to the due date of the loan, the loan is then immediately due and payable, with interest from the date of the loan at prime rate plus 2%, compounded monthly. All certificates for shares issued under this plan to a key employee shall be held by the Company as security until the loan is paid in full. Pursuant to this plan, on July 31, 1996, the Company made a loan of $90,000 to Michael L. and Karen K. Edwards to purchase 15,000 shares and a loan of $90,000 to Allan R. Poole, II to purchase 15,000 shares.

Employment Agreement

            On May 23, 1996, the Company entered into a ten year employment agreement with Michael L. Edwards which provides for an annual salary of $155,000. Mr. Edwards will also receive annual bonuses computed on the basis of 10% of the Company's pre-tax earnings on all amounts from $1,000,000 to $1,999,999 and 15% of the Company's pre-tax earnings on all amounts in excess of $2,000,000, provided his bonus for 1996 was $50,000. This bonus for 1996 was paid in 1997. In the event Mr. Edwards' employment is terminated by the Company for any reason other than for cause during the term of the employment agreement, at the election of Mr. Edwards the Company will be obligated to purchase all or a portion of the shares held by him and/or his wife at a price equal to 150% of the market value of the Company's shares on the date of termination. In addition, the Company will be obligated to pay Mr. Edwards in a lump sum all salary amounts payable to Mr. Edwards through the term of the employment agreement plus an additional $2,000,000.

Certain Relationships and Related Transactions

            Mr. Crenshaw, Senior Vice President of Anderson & Strudwick, Inc. serves as a director of the Company. He receives $2,500 for each meeting of the Board of Directors he attends.

            Anderson & Strudwick Incorporated received a fee of $348,028 as a result of the sale of the Company's common stock to Dr. Martin and has underwritten four tax exempt bond offerings through which the Company has borrowed $20,100,000. A fee equal to 0.25% of the outstanding principal amount of the bonds is paid to Anderson & Strudwick Incorporated and one of its senior officers for bondholder services. Anderson & Strudwick Incorporated received commissions totaling $610,375 from the two bond offerings which closed during the last two years. In addition Anderson & Strudwick Incorporated served as underwriter for the Company's initial public offering of its common stock in 1996 for which it received fees of $735,840 and warrants exercisable for 153,300 shares at an exercise price of $9.90 per share, which are subject to a shelf registration statement.

            Mr. Bright, Secretary of the Company, is a stockholder in Bright & Barnes, a Professional Corporation ("Bright & Barnes"), which provides certain legal services to the Company. During 1996 and 1997 and for the three months ended March 31, 1998, Bright & Barnes received legal fees from the Company of approximately $204,000, $169,000 and $124,000 respectively. It is anticipated that Bright & Barnes will continue to provide legal services to the Company.

            The bylaws of the Company provide that the Board of Directors shall be comprised of five persons divided into three classes of directors, with each class serving staggered three year terms. The by-laws may only be amended with the approval of holders of 75% of the outstanding shares of stock of Company. The classification of the directors makes it more difficult for shareholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help ensure continuity and stability of the Company's management and policies.

            The classification provisions may also have the effect of discouraging a third-party from accumulating large blocks of the Common Stock of the Company or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case. See "Description of Securities -- Certain Provisions of Certificate of Incorporation and Delaware Law."

Limitation of Liability and Indemnification

            As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to the Company or its shareholders for monetary damages for the breach of fiduciary duty in such capacity, except that liability is not eliminated (i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) for any transaction from which such director received an improper personal benefit. In addition, the Company's bylaws provide generally for indemnification by the Company for all officers, directors, employees or agents to the fullest extent permitted by Delaware law.

            The Company has been advised that insofar as any of the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Act"), it is the opinion of the Securities and Exchange Commission that such provision is against public policy as expressed in the Act and is therefore enforceable.

Employee Benefit Plans

            The Company sponsors a qualified tax deferred savings plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Employees may defer up to 20% of their compensation, subject to certain limitations. Effective July 1, 1996, the Company matches 100% of employee contributions.

Key Man Insurance

            The Company maintains a key man life insurance policy in the amount of $2,000,000 on the life of Michael L. Edwards. The Company is the beneficiary of this policy.

                            DESCRIPTION OF SECURITIES

            The Company has authorized 10,000,000 shares of Common Stock, par value $.001 per share. As of May 29, 1998 there were 5,504,906 shares of Common Stock issued and outstanding. In addition, options and warrants for 953,149 shares are currently outstanding. The holders of Common Stock are entitled to share ratably on a share for share basis with respect to any dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to share ratably, after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights, except those rights granted to certain option and warrant holders, and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock offered hereby will be, fully paid and nonassessable.

Shareholders' Agreement and Voting Trust

            A Shareholders' Agreement and Voting Trust (the "Voting Trust Agreement") was entered into effective May 31, 1996, by the Company, Michael L. Edwards, Karen K. Edwards and Dr. James T. Martin. Simultaneous with the execution of his subscription for 800,058 shares of the Company's Common Stock, Dr. Martin executed the Voting Trust Agreement providing for the delivery of his shares along with those of Mr. and Ms. Edwards to Mr. Edwards as trustee for a period of five years from the date of assignment. The Voting Trust Agreement provides that Mr. Edwards as trustee must vote the shares at all meetings of the Company's shareholders in favor of the election of two nominees to the Board of Directors selected by Dr. Martin and three nominees to the Board of Directors selected by Edwards. The withdrawal of the Common Stock pursuant to the Voting Trust Agreement may only be accomplished by unanimous agreement of the parties. The beneficial ownership of the shares underlying the Voting Trust Agreement is assignable. Dividends payable on the underlying shares are distributable by the trustee to the shareholders. If Dr. Martin decides to sell to a third party 5% or more of the outstanding shares of the Company held by him, he must first give notice to the Company and offer the Company the right to purchase the shares pursuant to a right of first refusal. If a purchaser acquires shares of Common Stock of the Company from Dr. Martin which represent 10% or more of the shares of outstanding Common Stock of the Company, such purchaser must become a party to the Voting Trust Agreement.

Preferred Stock

            The Company has authorized 2,000 shares of Preferred Stock, no par value, none of which is issued and outstanding.

Warrants

            At May 15, 1998, the Company had an aggregate of 943,149 shares of Common Stock reserved for issuance pursuant to outstanding warrants (exclusive of an option for 10,000 shares held by an officer of the Company, which is not presently exercisable). These warrants include (i) warrants held by Anderson & Strudwick Incorporated, and its officers, L. McCarthy Downs and Norman K. Marshall, to purchase a total of 153,300 shares of the Company's outstanding Common Stock at a purchase price of $9.90 per share ; and (ii) warrants held by present or former shareholders of record of the Company to purchase a total of 789,849 shares of the Company's Common Stock at a purchase price of $9.90 per share. The Company has been notified that three present or former Selling Securityholders have sold a total of 36,396 Warrants and as a result a total of 753,453 Warrants are now held by Selling Securityholders.

            The Warrants are listed for trading on the Nasdaq National Market under the symbol VGCOW. The Warrants were issued subject to the terms and conditions of the Warrant Agreements between the Company and the holders of the Warrants. The following description of the Warrants is not complete and is qualified in all respects by the Warrant Agreements which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

            Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $9.90 per share (the "Exercise Price"). The number, character and Exercise Price of the shares of Common Stock are subject to adjustment in certain events, such as mergers, reorganizations, stock dividends, subdivisions or reclassifications, to prevent dilution. The Warrants are exercisable until October 4, 2001. Holders of the Warrants will not, as such, have any of the rights of stockholders of the Company.

            In certain cases, the sale of securities by the Company upon exercise of the Warrants could violate the securities laws of the United States, certain states thereof or other jurisdictions. Subject to the terms of the Warrant Agreements, the Company will use its best efforts to cause the registration statement with respect to such securities under the Act to continue to be effective until October 4, 1998 and to take such other actions under the laws of various states as may be required to cause the sale of securities upon exercise of the Warrants to be lawful. However, the Company will not be required to cause the sale of securities upon exercise of the Warrants if, in the opinion of counsel, the sale of securities upon such exercise would be unlawful.

            The Warrants may be exercised by filling out and signing the appropriate form on the Warrants and mailing or delivering the Warrants to First Union National Bank of North Carolina (the "Warrant Agent") in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above. See "Risk Factors -- Risks Associated with the Securities Being Sold by the Selling Securityholders."

Certain Provisions of Certificate of Incorporation and Delaware Law

            The Company's Amended and Restated Certificate of Incorporation (the "Certificate") contains certain provisions that may have an effect of delaying, deferring or preventing a change of control of the Company. Specifically, the Certificate provides that the approval of (i) any amendment to the Certificate or the bylaws, (ii) the merger, dissolution, reorganization (including by share exchange) or recapitalization of the Company, or (iii) the sale of all or substantially all of the assets of the Company requires the affirmative vote of the holders of 75% of the Company's capital stock entitled to vote thereon. This increases the percentage that would otherwise be required under Delaware law to approve such actions, and thus may make it more difficult to effect a takeover of the Company. At the annual shareholders meeting to be held June 10, 1998 the shareholders will vote on the deletion of these provisions. Further, the Certificate provides that members of the Company's Board of Directors are elected to terms that are staggered.

            The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years after that person became an interested shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested shareholder.

            Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested shareholder, (ii) any sale, transfer, pledge or other disposition involving the interested shareholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;
(iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or (v) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested shareholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

            The Transfer Agent and Registrar for the Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

                             SELLING SECURITYHOLDERS

            The registration statement of which this Prospectus forms a part covers the sale of 800,058 shares of Common Stock, 997,312 Common Stock Purchase Warrants (the "Warrants") and 997,312 shares of Common Stock underlying these Warrants ("Warrant Stock") held by securityholders of the Company, 398,430 of which Warrants and Warrant Stock were held by officers of the Company at the time of the Company's initial public offering. Officers of the Company held 363,663 Warrants as of May 15, 1998. Of the Warrants, 54,162 Warrants have been exercised, one Warrant was canceled and the Company has been notified that 36,396 Warrants have been sold by Selling Securityholders. As a result, 854,220 shares of Common Stock, 906,753

Warrants and 906,753 shares of Warrant Stock remain to be sold by the Selling Securityholders. In the event the Warrants are exercised, the shares registered on behalf of the Selling Securityholders including those underlying Warrants which have been sold by the Selling Securityholders will constitute 27.87% of the Company's outstanding Common Stock assuming an unregistered option held by an officer of the Company is not exercised. The Company will not receive any of the proceeds on the sale of the securities by the Selling Securityholders. The resale of the securities of the Selling Securityholders are subject to Prospectus delivery and other requirements of the Act. Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "Risk Factors -- Shares Eligible for Future Sale." Accordingly, an additional 1,797,369 shares of Common Stock will be transferable assuming exercise of the outstanding Warrants.

            The following table sets forth the number of shares of Common Stock and Warrants owned by the Selling Securityholders before the offering, the number of Warrants and shares of Common Stock being offered and the number of shares and the percentage of the class to be owned after the offering is complete assuming no outstanding warrants are exercised:



                                      Shares of    Warrants                 Common
                                     Common Stock    Owned    Warrants       Stock    Shares of       Percent of
                                     Owned Before   Before    Offered       Offered  Stock Owned     Common Stock
                                      Offering     Offering   Hereby(1)     Hereby  After Offering  After Offering
                                     ------------  --------   ---------     ------- --------------  --------------

Michael & Karen Edwards(2)            384,913      363,663    363,663          0      384,913           6.99%

B. Scott White                         41,267       41,267     41,267          0       41,267             (3)

Joan M. Edwards                        32,291       32,291     22,291(4)       0       32,291             (3)

Tazewell Coal & Iron                   27,133       27,133     27,133          0       27,133             (3)

The Hagon Estates                      27,133       27,133     27,133          0       27,133             (3)

Marlene K. Kissler and Eric Verzuh    103,167      103,167    103,167          0      103,167           1.87%

Harriet S. Edwards Revocable Trust     18,054       18,054     18,054          0       18,054             (3)

John W. Gillespie                      10,317       10,317     10,317          0       10,317             (3)

Virginia B. Gillespie                  10,317       10,317     10,317          0       10,317             (3)

Marian L. Banning                       7,738        7,738      7,738          0        7,738             (3)

The Gillespie Irrevocable Trust         7,738        7,738      7,738          0        7,738             (3)

John W. Gillespie Trust                 7,738        7,738      7,738          0        7,738             (3)

William Rogers McCall                   7,738        7,738      7,738          0        7,738             (3)

Tom & Linda Callahan                    6,448        6,448      6,448          0        6,448             (3)

Jack A. Upchurch                        6,448        6,448      6,448          0        6,448             (3)

Mark N. Witt (5)                        8,396        6,396          0          0        8,396             (3)

David A. Street                        10,317       10,317     10,317          0       10,317             (3)

Frank A. Merendino, Jr. (6)            30,371       28,371      8,371          0       30,371             (3)

Colson Children Trust                   3,095        3,095      3,095          0        3,095             (3)


Scott R. Colson                          4,127      4,127      4,127              0   4,127               (3)

Sara L. Colson                           4,127      4,127      4,127              0   4,127               (3)

Susan Swanson-Cooper                     2,063      2,063      2,063              0   2,063               (3)

Dr. James Martin                       800,058          0          0        800,058       0              0.00%

Anderson & Strudwick                         0     68,985     68,985              0       0              0.00%

L. McCarthy Downs                            0     68,985     68,985              0       0              0.00%

Norman K. Marshall                           0     15,330     15,330              0       0              0.00%

Sirrom Capital Corporation
$.0001 Warrants                              0     54,163       0(7)         54,162       0              0.00%

Sirrom Capital Corporation Warrants
                                             0     54,163     54,163              0       0              0.00%



(1) The Warrants offered hereby may be exercised and an identical number of shares of Common Stock is issuable by the Company.
(2)      Officers and Directors of the Company.
(3) Represents less that 1% of the Common Stock outstanding after the offering.
(4)      Mrs. Edwards sold 10,000 Warrants on April 11, 1997.
(5) Mr. Witt sold 6,396 Warrants on February 28, 1997. He served as Vice President of the Company from 1994 to 1997.
(6) Mr. Merendino sold 20,000 Warrants on February 7, 1997. He served as Vice President of the Company from 1991 to 1997.
(7) Sirrom Capital Corporation exercised its $.0001 Warrants on February 5, 1997 and instead of paying the $5.42 exercise price it received 54,162 shares of Common Stock instead of 54,163.

Plan of Distribution for Selling Securityholders

            The securities held by Selling Securityholders may be sold by such persons from time to time either directly or through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place in the market, including ordinary broker's transactions, privately-negotiated transactions or sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The securities offered by the Selling Securityholders may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

            At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

            Sales of securities by the Selling Securityholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby. See "Risk Factors --Limited Market for Common Stock; Shares Eligible for Future Sale."

                         SHARES ELIGIBLE FOR FUTURE SALE

            The Company has 5,504,906 shares of Common Stock outstanding. Substantially all of these shares of Common Stock are transferable without restriction, except for approximately 1,273,334 shares owned by persons deemed to be affiliates of the Company (as that term is defined under the Securities
Act) which will be subject to certain volume restrictions under Rule 144 under the Securities Act. A total of 943,149 shares are issuable upon exercise of the Warrants at an exercise price of $9.90 per share. An additional 10,000 shares of Common Stock are issuable pursuant to the exercise of an option, which is not presently exercisable.

            In general, under Rule 144, as recently amended, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned his shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of the Company's Common Stock (approximately 5,500 shares) or (ii) the average weekly trading volume in the Common Stock on the Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned his shares for at least two years, will be able to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company.

                                LEGAL PROCEEDINGS

            There is no pending nor, to the knowledge of the Company, any threatened litigation against the Company or its Subsidiaries or Affiliates which could have a material adverse effect on their financial position.

                                     EXPERTS

            The financial statements of the Company, and the financial statements of Virginia Gas Storage Company and Virginia Gas Distribution Company, as of December 31, 1997 and for each of the two years in the period then ended, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  OTHER MATTERS

            In January, 1996 the Company retained Arthur Andersen LLP as its independent public accountants. Another auditor had served in this capacity since 1992. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures at the time of the change with respect to the Company's financial statement which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The former auditors' reports did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. Prior to retaining Arthur Andersen, LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the Nasdaq National Market. Documents filed by the Company may also be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

            The Company has filed with the Commission a Registration Statement on Form SB-2 under the Act, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Public Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices or by mail from the Public Reference Section of the Commission at its principal office upon the payment of the fees prescribed by the Commission.

            The Commission also maintains a World Wide Web site
(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                    GLOSSARY

            The terms defined in this section are used throughout this Prospectus.

            Bcf.  Billion cubic feet.

            Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

            Deliverability. The amount of natural gas that a pipeline or producer is able to deliver, limited either by terms of its supply contracts or its own plant capacity.

            Dth. One decatherm. One decatherm is equal to one million British thermal units (10 therms).

            Gathering systems. Pipelines and other equipment, including regulators, compressors, dehydrators and associated equipment, needed to transport natural gas from the wells to the transmission pipeline.

            Injection. The introduction of gas under high pressure into a geological formation.

            MMBtu.  One million British thermal units.

            MBtu.  One thousand British thermal units.

            Mcf.  One thousand cubic feet.

            MMcf.  One million cubic feet.

            Service. The amount of gas necessary to fulfill customer supply contract quantities for the periods indicated if the customer withdraws all contracted gas at full contract amounts.

            Therm.  One hundred thousand British thermal units.

            Working Gas. The portion of the storage volume that can be removed from a storage reservoir for deliveries and still maintain pressure sufficient to meet design deliverability.

                              Financial Statements

                                      Index


                                                                                                     Page
                                                                                                     ----

Virginia Gas Company and Subsidiaries

            Report of the Independent Public Accountants
            Consolidated Balance Sheets as of December 31, 1997 and 1996
            Consolidated Statements of Income for the years ended December 31, 1997 and 1996
            Consolidated Statements of Changes in Stockholders' Equity for the years ended
             December 31, 1997 and 1996
            Consolidated Statements of Cash Flows for the years ended December
            31, 1997 and 1996 Notes to Consolidated Financial Statements

Virginia Gas Storage Company

            Report of the Independent Public Accountants
            Balance Sheets as of December 31, 1997 and 1996
            Statements of Income for the years ended December 31, 1997 and 1996
            Statements of Changes in Stockholders' Equity for the years ended
             December 31, 1997 and 1996
            Statements of Cash Flows for the years ended December 31, 1997 and 1996 Notes to Financial Statements

Virginia Gas Distribution Company

            Report of the Independent Public Accountants
            Balance Sheets as of December 31, 1997 and 1996
            Statements of Income for the years ended December 31, 1997 and 1996
            Statements of Changes in Stockholders' Equity for the years ended
             December 31, 1997 and 1996
            Statements of Cash Flows for the years ended December 31, 1997 and 1996 Notes to Financial Statements

Virginia Gas Company and Subsidiaries

            Consolidated Balance Sheets as of March 31, 1998 and December 31, 1997
            Consolidated Statements of Income for the three months ended March 31, 1998 and 1997
            Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997
            Notes to Consolidated Financial Statements




Virginia Gas Storage Company

            Balance Sheets as of March 31, 1998 and December 31, 1997
            Statements of Income for the three months ended March 31, 1998 and 1997
            Statements of Cash Flows for the three months ended March 31, 1998 and 1997 Notes to Financial Statements

Virginia Gas Distribution Company

            Balance Sheets as of March 31, 1998 and December 31, 1997
            Statements of Income for the three months ended March 31, 1998 and 1997
            Statements of Cash Flows for the three months ended March 31, 1998 and 1997 Notes to Financial Statements

                    Report of Independent Public Accountants


To the Board of Directors and Stockholders of Virginia Gas Company:

We have audited the accompanying consolidated balance sheets of Virginia Gas Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Gas Company and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Richmond, Virginia
March 6, 1998
(except with respect to the
   matter discussed in Note 15,
   as to which the date is
   March 19, 1998)

                      Virginia Gas Company and Subsidiaries

                           Consolidated Balance Sheets
                        As of December 31, 1997 and 1996


                                     Assets
                                                                                             1997                 1996
                                                                                          -----------          -----------
Current assets:
    Cash and cash equivalents                                                             $11,750,899          $ 1,652,838
    Accounts receivable                                                                     2,681,818            1,073,276
    Notes receivable                                                                          120,898              114,556
    Other current assets                                                                      305,223              134,862
                                                                                          -----------          -----------
                  Total current assets                                                     14,858,838            2,975,532

Property and equipment, net                                                                22,459,289           16,343,480
Investment in affiliated companies                                                          4,459,937            4,243,020
Notes receivable - affiliated companies                                                    12,900,164            9,371,062
Other assets                                                                                1,159,272              577,309
                                                                                          -----------          -----------
                  Total assets                                                            $55,837,500          $33,510,403
                                                                                          -----------          -----------
                                                                                          -----------          -----------
                      Liabilities and Stockholders' Equity

Current liabilities:
    Notes payable                                                                         $      --            $   250,000
    Current portion of long-term debt                                                         218,611            1,244,490
    Accounts payable                                                                        1,092,846            1,197,555
    Funds held for future distribution                                                        511,099              544,475
    Other current liabilities                                                                  46,111              168,709
                                                                                          -----------          -----------
                  Total current liabilities                                                 1,868,667            3,405,229

Long-term debt                                                                             19,728,422           12,137,729

Deferred income taxes                                                                         925,908              629,914
                                                                                          -----------          -----------
                  Total liabilities                                                        22,522,997           16,172,872
                                                                                          -----------          -----------
Stockholders' equity:
    Preferred stock - No par, 2,000 shares authorized, issued, and
       outstanding as of December 31, 1996                                                       --              1,725,000
    Common stock - par value $.001, 10,000,000 shares authorized, 5,504,906 and
       3,150,744 shares issued and outstanding as of December 31, 1997 and 1996,
       respectively                                                                             5,505                3,151
    Additional paid-in capital                                                             31,241,082           14,152,137
    Retained earnings                                                                       2,067,916            1,457,243
                                                                                          -----------          -----------
                  Total stockholders' equity                                               33,314,503           17,337,531
                                                                                          -----------          -----------
                  Total liabilities and stockholders' equity                              $55,837,500          $33,510,403
                                                                                          -----------          -----------
                                                                                          -----------          -----------

 The accompanying notes are an integral part of these consolidated balance sheets.

                      Virginia Gas Company and Subsidiaries


                        Consolidated Statements of Income
                 For the Years Ended December 31, 1997 and 1996



                                                                      1997               1996
                                                                   ----------          ----------
Revenue:
    Operating revenue                                              $7,897,394          $1,772,970
    Interest and other income                                       1,446,233             996,748
                                                                   ----------          ----------
                                                                    9,343,627           2,769,718
                                                                   ----------          ----------
Expenses:
    Cost of natural gas sold                                        3,105,310                --
    Purchased gas expense                                           1,025,014              28,537
    General and administrative                                      1,003,464             645,673
    Depreciation, depletion, and amortization                         806,469             387,116
    Operation and maintenance expense                                 683,763             173,445
    Production expenses                                               216,290             105,910
                                                                   ----------          ----------
                                                                    6,840,310           1,340,681
                                                                   ----------          ----------
Other expense:
    Interest                                                        1,513,964           1,006,800
    Other                                                                --                 2,771
                                                                   ----------          ----------
                                                                    1,513,964           1,009,571
                                                                   ----------          ----------
Income before earnings of affiliated companies and income
   taxes                                                              989,353             419,466
Equity in earnings of affiliated companies                            216,917             339,927
                                                                   ----------          ----------
Income before income taxes                                          1,206,270             759,393
Provision for income taxes                                            298,663             151,827
                                                                   ----------          ----------
Net income                                                         $  907,607          $  607,566
                                                                   ----------          ----------
                                                                   ----------          ----------
Net income available to common stockholders                        $  850,552          $  347,566
                                                                   ----------          ----------
                                                                   ----------          ----------
Basic and dilutive net income per common share                     $     0.22          $     0.21
                                                                   ----------          ----------
                                                                   ----------          ----------


 The accompanying notes are an integral part of these consolidated financial statements.

                      Virginia Gas Company and Subsidiaries


           Consolidated Statements of Changes in Stockholders' Equity
                 For the Years Ended December 31, 1997 and 1996



                                                                                               Additional
                                                            Preferred          Common            Paid-in           Retained
                                                              Stock            Stock             Capital           Earnings
                                                           ------------      ------------      ------------      ------------
Balance, December 31, 1995                                 $  1,725,000      $  2,288,741      $    275,000      $  1,141,183
    Issuance of 800,058 shares of common stock                     --           4,401,317              --                --
    Change from no par to $.001 par value of common
       stock                                                       --          (6,688,522)        6,688,522              --
    Issuance of 42,000 shares of common stock                      --                  42           251,958              --
    Issuance of 40,000 shares of common stock to
       officers and employees, net of notes receivable
       of $240,000                                                 --                  40              --                --
    Issuance of 1,533,000 shares of common stock                   --               1,533         7,911,657              --
    Payment for cancellation of warrant and
     options                                                       --                --            (975,000)             --
    Net income                                                     --                --                --             607,566
    Preferred stock dividends paid                                 --                --                --            (260,000)
    Common stock dividends paid                                    --                --                --             (31,506)
                                                           ------------      ------------      ------------      ------------
Balance, December 31, 1996                                    1,725,000             3,151        14,152,137         1,457,243
    Issuance of 54,162 shares of common stock pursuant
       to exercise of warrant                                      --                  54              --                --
    Redemption of 2,000 shares of preferred stock            (1,725,000)             --            (275,000)             --
    Issuance of 2,300,000 shares of common stock                   --               2,300        17,504,623              --
    Payment for cancellation of options                            --                --            (140,678)             --
    Net income                                                     --                --                --             907,607
    Preferred stock dividends paid                                 --                --                --             (57,055)
    Common stock dividends paid                                    --                --                --            (239,879)
                                                           ------------      ------------      ------------      ------------
Balance, December 31, 1997                                 $       --        $      5,505      $ 31,241,082      $  2,067,916
                                                           ------------      ------------      ------------      ------------
                                                           ------------      ------------      ------------      ------------


 The accompanying notes are an integral part of these consolidated financial statements.

                      Virginia Gas Company and Subsidiaries


                      Consolidated Statements of Cash Flows
                 For the Years Ended December 31, 1997 and 1996

                                                                                 1997              1996
                                                                              ------------      ------------
Cash flows from operating activities:
    Net income                                                                $    907,607      $    607,566
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, depletion, and amortization                                 806,469           387,116
         Undistributed earnings of affiliated companies                           (216,917)         (339,927)
         Deferred income taxes                                                     295,994           141,596
         Increase in accounts receivable                                        (1,608,542)         (180,903)
         (Increase) decrease in other current assets                              (170,361)           66,720
         Decrease in other assets                                                  278,971            20,477
         Decrease in notes payable                                                (250,000)         (332,212)
         Decrease in accounts payable                                             (104,709)         (978,177)
         (Decrease) increase in other current liabilities                         (155,974)          190,145
                                                                              ------------      ------------
                  Net cash used in operating activities                           (217,462)         (417,599)
                                                                              ------------      ------------
Cash flows from investing activities:
    Capital expenditures                                                        (6,097,356)       (9,803,768)
    Issuance of note receivable                                                 (3,650,000)             --
    Payments received on notes receivable                                          114,556           128,221
                                                                              ------------      ------------
                  Net cash used in investing activities                         (9,632,800)       (9,675,547)
                                                                              ------------      ------------
Cash flows from financing activities:
    Payment of loan principal                                                   (3,330,959)       (2,731,952)
    Proceeds from new loans                                                      9,100,000         1,100,000
[6~    Proceeds from issuance of common stock, net                                 17,506,977        12,566,547
    Redemption of preferred stock                                               (2,000,000)             --
    Purchase of warrants and options                                              (140,678)         (975,000)
    Payment of debt issuance costs                                                (331,333)          (54,719)
    Establishment of financing reserve funds                                      (558,750)             --
    Dividends paid                                                                (296,934)         (291,506)
                                                                              ------------      ------------
                  Net cash provided by financing activities                     19,948,323         9,613,370
                                                                              ------------      ------------
Net increase (decrease) in cash                                                 10,098,061          (479,776)
Cash, beginning of year                                                          1,652,838         2,132,614
                                                                              ------------      ------------
Cash, end of year                                                             $ 11,750,899      $  1,652,838
                                                                              ------------      ------------
                                                                              ------------      ------------
Supplemental disclosure:
    Interest paid                                                             $  1,972,624      $  1,282,705
                                                                              ------------      ------------
                                                                              ------------      ------------
    Income taxes paid                                                         $     22,158      $     26,158
                                                                              ------------      ------------
                                                                              ------------      ------------


 The accompanying notes are an integral part of these consolidated financial statements.

                      Virginia Gas Company and Subsidiaries

                   Notes to Consolidated Financial Statements
                        As of December 31, 1997 and 1996


  1. Description of Operations:

Virginia Gas Company (the "Company") was organized in 1987 under the laws of the state of Delaware. The Company, directly or through affiliated companies, is primarily engaged in the storage, marketing, distribution, gathering, exploration, and production of natural gas, and the distribution of propane gas, principally in the southwestern counties of the Commonwealth of Virginia.

  2. Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements for 1997 include the accounts of four wholly owned subsidiaries. The consolidated financial statements for 1996 include the accounts of three wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments which have an original maturity at purchase of three months or less.

Investment in Affiliated Companies

The Company's investments in affiliated companies are accounted for using the equity method. Investments carried at equity and the percentage interest owned consist of Virginia Gas Storage Company (50 percent) and Virginia Gas Distribution Company (50 percent).

Combined financial information as of December 31, 1997 and 1996, and for the years then ended, for investments in affiliated companies accounted for by the equity method is as follows.


                                                     1997               1996
                                                 -----------         -----------
Current assets                                   $ 2,352,128         $ 2,386,057
Property and equipment, net                       21,479,467          16,079,543
Other assets                                       5,318,164           4,917,958
                                                 -----------         -----------
                                                 $29,149,759         $23,383,558
                                                 -----------         -----------

Current liabilities                              $ 3,662,965         $ 2,941,557
Long-term debt payable to:
    Affiliated companies                          15,848,285          11,390,406
    Third parties                                      5,194              13,870
Other liabilities                                    713,441             551,686
Stockholders' equity                               8,919,874           8,486,039
                                                 -----------         -----------
                                                 $29,149,759         $23,383,558
                                                 -----------         -----------


                                                       For the Years Ended
                                                           December 31
                                                     1997               1996
                                                 -----------         -----------
Revenues                                         $ 5,977,069         $ 5,008,509
Income before income taxes                           657,329           1,030,079
Net income                                           433,835             679,853


The Company provides certain general and administrative services for Virginia Gas Storage Company and Virginia Gas Distribution Company. These services include professional services, insurance coverage and administrative services. Other transactions include purchases and sales of natural gas, natural gas storage, and technical services provided for the affiliated companies.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes natural gas sales and gathering revenues upon delivery of natural gas to the common pipeline carrier. Storage revenues are recognized evenly throughout the contract terms with injection and withdrawal revenues recognized as natural gas is injected or withdrawn from the storage facility. Propane gas sales are recognized upon delivery of gas to the customer.



In January 1997, the Company's wholly owned subsidiary, Virginia Gas Marketing Company, began marketing natural gas services. These services include the marketing of natural gas and are later expected to include natural gas storage services. The initial source of natural gas supply will be provided by Company-operated wells and initial future storage services will be provided by facilities operated by the Company and/or its affiliated companies. Revenues attributable to the marketing operations totaled $3.6 million for the year ended December 31, 1997.

Income Per Common Share

Income per common share is computed in accordance with SFAS No. 128, "Earnings per Share," using the weighted-average shares of common stock and dilutive common stock equivalents (options and warrants) outstanding during the respective periods. Adoption of SFAS No. 128 in 1997 resulted in no change to previously reported net income per share. Net income available to common stockholders is net income less dividends on preferred stock. The number of weighted-average shares used in calculating income per common share was 3,943,274 and 1,637,576 for the years ended December 31, 1997 and 1996, respectively, after retroactive effect of a 103.1667 per share stock split, as discussed in Note 9.

Property and Equipment

The Company follows the successful efforts method of accounting for its natural gas exploration activities. Under this method, geological and geophysical costs and costs of carrying and retaining undeveloped properties are expensed when incurred. All direct and certain indirect costs relating to property acquisition, successful exploratory wells, development costs, and support equipment and facilities are capitalized as the properties are obtained or the facilities are placed into service. Costs of exploratory wells are charged to expense if it is determined that proven reserves are not found.

Unproved gas properties that are individually significant are periodically assessed for impairment of value, with losses recognized at the time of impairment. The Company provides for depreciation, depletion, and amortization of its investment in producing gas properties on a units-of-production method. The remaining property and equipment is depreciated using the straight-line method over estimated useful lives, ranging from 5 to 30 years. Maintenance and repairs are charged to expense as incurred. Improvements and betterments are capitalized.

Capitalized Interest

The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Interest capitalized totaled $328,011 and $290,398 for the years ended December 31, 1997 and 1996, respectively.

Other Assets

In conjunction with the 1997 issuance of the Russell County, the 1995 issuance of the Buchanan County and the 1994 issuance of the Russell County and Buchanan County, Virginia, Natural Gas Facilities Revenue Bonds by the Industrial Development Authorities of the respective counties, reserve funds have been established by the trustee for each issuance. Amounts in the reserve funds will be used to make payments of principal and interest, whether at maturity, by acceleration, call for redemption, or otherwise, where trust funds accumulated by scheduled Company payments are insufficient to satisfy bond requirements. Such amounts are invested in debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies. The Company records these investments at cost and recognizes related interest as earned. The carrying value of investments approximates market value.

Costs incurred in conjunction with financing transactions are amortized on a basis that approximates the effective interest method.

Funds Held for Future Distribution

Revenues are collected by the Company as operator and marketer of the gas sold on behalf of the working interest parties and held for final distribution to them and to landowners. Until these funds are distributed, they are recorded as funds held for future distribution.


Income Taxes

Income taxes are accounted for using the asset-and-liability method. Under the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes.

Reclassifications

Certain reclassifications have been made in the 1996 balances to conform with the 1997 presentation.

  3. Accounts Receivable:

                                                       1997              1996
                                                    ----------        ----------
Trade receivables                                   $  654,624        $  451,436
Lease operating expenses receivable                    130,294           145,528
Joint-interest receivables                              96,320            64,098
Due from affiliated companies                        1,800,580           412,214
                                                    ----------        ----------
                                                    $2,681,818        $1,073,276
                                                    ----------        ----------
                                                    ----------        ----------

The majority of the Company's accounts receivable are due from companies predominately involved in the marketing and distribution of oil and gas products.

  4. Notes Receivable - Affiliated Companies:

                                                                                        1997             1996
                                                                                    ------------      ------------
Note receivable from Virginia Gas Distribution Company; interest receivable at
    9.5%; principal payable in maturities of $110,000 to
    $447,000 from 2002 to 2017                                                      $  3,650,000      $       --

Note receivable from Virginia Gas Distribution Company; interest receivable at
    9%; principal payable in maturities of $4,000 to
    $263,000 from 1999 to 2020                                                         2,879,214         2,879,214

Note receivable from Virginia Gas Storage Company; interest receivable at 8.88%;
    principal payable in maturities of $12,000 to $241,000
    from 1995 to 2017                                                                  2,504,839         2,567,837

Note receivable from Virginia Gas Distribution Company; interest receivable at
    7.35%; principal payable in maturities of $17,000 to
    $97,000 from 1996 to 2023                                                          1,268,288         1,284,833

Note receivable from Virginia Gas Storage Company; interest receivable at 7.35%;
    principal payable in maturities of $13,000 to $77,000
    from 1996 to 2023                                                                  1,005,462         1,018,580

Note receivable from Virginia Gas Distribution Company; interest receivable at
    8.88%; principal payable in maturities of $4,000 to
    $84,000 from 1995 to 2017                                                            870,562           892,457

Note receivable from Virginia Gas Storage Company; interest receivable at 9%;
    principal payable in maturities of $1,000 to $77,000 from
    1999 to 2020                                                                         842,697           842,697
                                                                                    ------------      ------------
                                                                                      13,021,062         9,485,618
Less- Current portion                                                                   (120,898)         (114,556)
                                                                                    ------------      ------------
                                                                                    $ 12,900,164      $  9,371,062
                                                                                    ------------      ------------
                                                                                    ------------      ------------

  5. Property and Equipment:


                                                                                            1997             1996
                                                                                    ------------      ------------
Storage properties                                                                  $ 12,971,791      $  9,226,332
Pipelines                                                                              3,127,293         1,039,035
Producing properties                                                                   2,499,105         2,494,370
Propane facilities                                                                     1,658,805           165,756
Wells, pipelines, and storage properties in progress                                   3,300,630         3,973,172
Vehicles                                                                                 362,889           217,955
Building and improvements                                                                183,650           150,898
Office equipment                                                                         278,166           221,685
Well and pipeline equipment                                                               32,093            32,093
                                                                                    ------------      ------------
                                                                                      24,414,422        17,521,296
Less- Accumulated depreciation, depletion, and amortization                           (1,955,133)       (1,177,816)
                                                                                    ------------      ------------
                                                                                    $ 22,459,289      $ 16,343,480
                                                                                    ------------      ------------
                                                                                    ------------      ------------

  6. Other Assets:

                                                                                        1997             1996
                                                                                    ------------      ------------
Restricted cash and investments - reserve funds                                     $    688,792      $    116,809
Deferred financing costs                                                                 455,116           455,350
Other                                                                                     15,364             5,150
                                                                                    ------------      ------------
                                                                                    $  1,159,272      $    577,309
                                                                                    ------------      ------------
                                                                                    ------------      ------------

  7. Accounts Payable:

                                                                                         1997             1996
                                                                                    ------------      ------------
Trade payables                                                                      $    773,017      $    752,617
Payables to affiliated companies                                                         319,829           444,938
                                                                                    ------------      ------------
                                                                                    $  1,092,846      $  1,197,555
                                                                                    ------------      ------------
                                                                                    ------------      ------------


  8. Long-Term Debt:

                                                                                        1997             1996
                                                                                    ------------      ------------
Note payable to the Industrial Development Authority of Russell County,
    Virginia; interest payable monthly at 9.5%, beginning in March 1997;
    principal payable in maturities of $275,000 to $1,115,000 from 2002 to 2017     $  9,100,000      $       --

Note payable to the Industrial Development Authority of Buchanan County,
    Virginia; interest payable monthly at 9%, beginning in February 1996;
    principal payable in maturities of $5,000 to $342,000 from 1999 to 2020            3,750,000         3,750,000

Note payable to the Industrial Development Authority of Buchanan County,
    Virginia; interest payable monthly at an effective rate of 8.88%, beginning in December 1994; principal payable in maturities of $20,000
    to $386,000 from 1995 to 2017                                                      4,009,167         4,110,000

Note payable to the Industrial Development Authority of Russell County,
    Virginia; interest payable monthly at an effective rate of 7.35%, beginning in February 1994; principal payable in maturities of $35,000
    to $205,000 from 1996 to 2023                                                      2,682,917         2,717,917

Note payable to Tenneco Energy Resources Corporation; interest at Morgan
    Guaranty prime rate plus 3%; payable in quarterly installments of
    principal plus interest through 1997                                                    --             975,000

Note payable with interest at 8%; payable in monthly installments of principal and interest of $1,802 through November 2007; secured by an asset with a
    book value of $172,335 as of December 31, 1997                                       147,688              --

Note payable with interest at 7%; payable in monthly installments of principal and interest of $1,099; maturing in February 1999, with a final payment of
    $95,336 secured by an asset with a book value of
    $146,224 as of December 31, 1997                                                     101,504           107,283

Note payable with interest at 9%; interest payable in semiannual installments,
    maturing October 2024                                                                   --             100,000

Note payable to the Industrial Development Authority of Washington County,
    Virginia with interest at 9.25%; payable in monthly installments of principal and interest of $2,872 through October 1999; secured by an asset
    with a book value of $101,932 as of December 31, 1997                                 57,922            85,626


Note payable to Virginia Gas Distribution Company; interest payable at 9%;
    principal payable in maturities of $1,000 to $91,000 from 1999 to 2020                  --           1,000,000

Note payable to Virginia Gas Distribution Company; interest payable at 7.35%;
    principal payable in maturities of $5,000 to $30,000 from 1996 to 2023                  --             395,333

Note payable to Virginia Gas Storage Company; interest payable at 8%;
    balance due December 1997                                                               --              70,000

Notes payable through 2001 with interest from 9% to 10.75%; secured by assets
    with a book value of $97,166 as of December 31, 1997                                  97,835            71,060
                                                                                    ------------      ------------
                                                                                      19,947,033        13,382,219
Less- Current portion                                                                   (218,611)       (1,244,490)
                                                                                    ------------      ------------
Long-term debt                                                                      $ 19,728,422      $ 12,137,729
                                                                                    ------------      ------------
                                                                                    ------------      ------------


In February 1997, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Subordinated Natural Gas Facilities Revenue Bonds Series 1997 with principal of $9,100,000. The bonds are payable from and are secured by a promissory note issued by the Company to the Russell County Authority. A portion of the proceeds was loaned to an affiliated company and is being used to construct a natural gas distribution facility in and around the town of Lebanon, Virginia, and for related storage and pipeline facilities.

In December 1995, the Industrial Development Authority of Buchanan County, Virginia (the "Buchanan County Authority"), issued its Senior Subordinated Natural Gas Facilities Revenue Bonds Series 1995 with principal of $3,750,000. The bonds are payable from and are secured by a promissory note issued by the Company to the Buchanan County Authority. A portion of the proceeds was loaned to affiliated companies and is being used to extend existing natural gas distribution facilities in and around the town of Grundy, Virginia, and for related supporting pipeline gathering and storage facilities.

In January 1994, the Russell County Authority issued its Natural Gas Revenue Bond Series A and B with combined principal of $3,000,000. The bonds are payable from and are secured by a promissory note issued by the Company to the Russell County Authority. The proceeds were loaned by the Company to affiliated companies to construct a natural gas distribution facility in and around the town of Castlewood, Virginia, and for related supporting exploration and production, pipeline and storage facilities in the amount of $2,630,000 and to retire $370,000 of long-term debt.

In November 1994, the Buchanan County Authority issued its Natural Gas Revenue Bond Series A with principal of $4,250,000. The bonds are payable from and are secured by a promissory note issued by the Company to the Buchanan County Authority. The bonds were also issued in parity with the Russell County Bonds discussed above. A portion of the proceeds was loaned to affiliated companies and is being used to construct a natural gas distribution facility in and around the town of Grundy, Virginia, and for related supporting exploration and production, pipeline, and storage facilities.

On February 29, 1996, the Company purchased the interest of its joint venture partner in the development of the Saltville, Virginia, natural gas storage facility. The purchase price of the interest was $2,225,000, with consideration consisting of a $500,000 payment in March 1996 and the issuance of a promissory note for $1,725,000. The former joint venture partner retains the option to jointly develop with the Company on a 50-50 percent basis any additional storage caverns on the Saltville property.

As of December 31, 1997, principal payments on long-term debt for the next five years are as follows:

          1998                                                     $     218,611
          1999                                                           362,241
          2000                                                           188,853
          2001                                                           255,317
          2002                                                           514,793

Based upon the borrowing rates currently available to the Company for loans with similar terms and remaining maturities, the approximate fair value of long-term debt at December 31, 1997 and 1996, is approximately $20,201,000 and $12,972,000 respectively.

  9. Stockholders' Equity:

References to the common stock of the Company in these financial statements and in the accompanying notes reflect retroactive application of an increase in the number of authorized shares from 20,000 to 10,000,000 and a 103.1667 per share stock split, effected June 1996, by the shareholders of the Company. In conjunction with the stock split, the shareholders also implemented a super majority provision requiring the vote of 75 percent of the issued and outstanding shares entitled to vote on any matters involving an amendment to the certificate of incorporation or the bylaws; the merger, dissolution, reorganization, or recapitalization of the Company; or the sale of all or substantially all of the assets of the Company.

In September 1997, the Company completed a secondary offering of its common stock. The offering resulted in the issuance of an additional 2,300,000 common shares of the Company at $8.50 per share.

In October 1996, the Company completed an initial public offering of its common stock. The offering resulted in the issuance of an additional 1,533,000 common shares of the Company at $6 per share. In connection with the offering, the Company granted warrants to the underwriter to purchase, on a post-offering basis, 153,300 shares of the Company's common stock at a purchase price equal to 165 percent of the public offering price, or $9.90 per share.

In August 1996, the company sold 42,000 shares of common stock to an officer of the Company for $252,000 and made loans to eight employees totaling $240,000 related to the purchase of 40,000 shares of the Company's common stock.

In June 1996 the Company issued warrants on a pro rata basis to shareholders of record of the Company as of May 17, 1996, to purchase an aggregate of 735,686 shares of the Company's common stock at a purchase price equal to 165 percent of the planned public offering price per share of $6, or $9.90 per share. In conjunction with the terms of the agreement under which the preferred stock and warrants were sold, the Company issued, in June 1996, warrants to the preferred stockholder to purchase an aggregate of 54,163 shares of the Company's common stock at a purchase price equal to 165 percent of the planned public offering price per share of $6, or $9.90 per share. At December 31, 1997, the Company had a total of 943,149 shares reserved pursuant to the warrants discussed above.

In May 1996, the Company completed a private placement for 800,058 shares of the Company's common stock, resulting in net proceeds to the Company of $4,401,317. All shares were sold to a single investor.

In September 1995, the Company issued for $2,000,000 cash consideration 2,000 shares of its Series A nonvoting preferred stock and warrants to purchase common stock equal to 6 percent of the then outstanding common stock of the Company (increasing 1 percent per year until September 29, 2000) all to one investment corporation. In February 1997, the Company redeemed the outstanding 2,000 shares of preferred stock for the liquidation price of $2,000,000 plus unpaid dividends.

In conjunction with the issuance of the subordinated indebtedness in April 1993, the Company issued a warrant entitling the lender to purchase 76,756 shares of the Company's common stock at $6.46 per share. Concurrent with the issuance of the warrant, the Company issued stock options to the lender to purchase a number of common shares sufficient for the lender to maintain 14 percent of the ownership of the Company's common stock on a fully diluted basis. The options granted the lender the right to purchase the common stock at 66 percent of the issue price of any proposed common stock offerings. In July 1996, the Company negotiated a release with the lender and paid $975,000 to the lender in exchange for the cancellation of the lender's warrant and options.

10.  Stock Options:

The Company has granted certain management and directors stock options that allow the individual to purchase previously unissued common shares at a set price. The exercise prices of options granted approximate the estimated fair market value, as determined by the Board of Directors, of the Company's common stock as of the grant date. At December 31, 1996, the Company was also obligated to grant options to certain members of management upon issuance of additional shares of the Company's common stock to ensure that these employees' portion of the Company's outstanding common stock will not become diluted. The Company's obligation was cancelled during 1997.

On July 1, 1997, the Company issued to certain of its officers and employees options to purchase 120,000 shares of the Company's common stock at an exercise price of $10 per share. The options are subject to a three-year vesting period from July 1, 1997 until June 30, 2000. The options expire on June 30, 2002. None of the options outstanding at December 31, 1997 are currently exercisable.

Changes in the options outstanding during the years ended December 31, 1997 and 1996, were as follows:

                                                                      Weighted-Average
                                                                           Exercise
                                                                           Price Per
                                                        Shares               Share
                                                       --------             --------
Outstanding, December 31, 1995                           14,650               $8.72
    Granted                                              70,004               $8.72
                                                       --------
Outstanding, December 31, 1996                           84,654               $8.72
    Granted                                              43,266               $8.72
    Granted                                             120,000              $10.00
    Cancelled                                          (137,920)              $8.81
                                                       --------
Outstanding, December 31, 1997                          110,000              $10.00
                                                       --------
                                                       --------

In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," and elected to account for its stock options under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these stock options been determined in accordance with SFAS No. 123, the Company's net income and earnings per share would have been reduced by approximately $28,000 ($.01 per share) in 1997, and would not have been materially different from amounts reported for 1996. The weighted average fair value of options granted during 1997 and 1996 was approximately $3.80 and $1.00, respectively.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1997 and 1996, respectively: risk-free rate of return of 6.3% and 6.0%; expected dividend yield of .71% and .67%; expected time of exercise of five and three years; expected volatility of 34% in both years.

11.  Commitments and Contingent Liabilities:

Certain of the Company's leases require the Company to pay minimum royalties or rentals. The aggregate minimum royalty and rental payments on leases for the next five years are as follows.


          1998                                                   $  38,746
          1999                                                      34,278
          2000                                                      30,728
          2001                                                      29,828
          2002                                                      26,886

The Company is subject to various Federal, state, and local laws and regulations relating to the protection of the environment. The Company believes that it is in compliance with these laws and regulations and does not expect to incur significant capital expenditures in future years to maintain compliance.

12.  Sales to Major Customers:

One of the Company's customers accounted for 22 percent and 31 percent of consolidated operating revenue for the years ended December 31, 1997 and 1996. One customer accounted for 16 percent, one customer accounted for 14 percent, while another customer accounted for 13 percent, respectively, of 1997 consolidated operating revenue.

13.  Income Taxes:

The components of the provision for income taxes are as follows:

                                                   1997                  1996
                                                ---------              ---------
Current:
    Federal                                     $   2,669              $  10,231
    State                                            --                     --
                                                ---------              ---------
                                                    2,669                 10,231
                                                ---------              ---------
Deferred:
    Federal                                       305,082                124,985
    State                                          (9,088)                16,611
                                                ---------              ---------
                                                  295,994                141,596
                                                ---------              ---------
                                                $ 298,663              $ 151,827
                                                ---------              ---------

The components of deferred tax assets and liabilities are as follows:

                                                          1997           1996
                                                       ----------     ----------
Deferred tax assets:
    Minimum tax credit carryforwards                   $  111,615     $  104,609
    Net operating loss carryforward                       146,456         86,910
                                                       ----------     ----------
                  Total                                   258,071        191,519
                                                       ----------     ----------
Deferred tax liabilities:
    Capital assets                                      1,183,979        821,433
                                                       ----------     ----------
                  Net deferred tax liabilities         $  925,908     $  629,914
                                                       ----------     ----------
                                                       ----------     ----------

The Company has no valuation allowances as of December 31, 1997 and there were no changes in the valuation allowance during the years ended December 31, 1997 or 1996.

A reconciliation of the tax provision at the statutory Federal income tax rate and the Company's actual provision for income tax is as follows:

                                                         1997           1996
                                                       ---------      ---------
Tax at statutory rate of 34%                           $ 410,132      $ 258,194
Equity in earnings of affiliated companies               (73,752)      (115,576)
State income taxes, less Federal benefit                  (5,998)        10,963
Statutory depletion in excess of cost depletion          (27,670)       (26,693)
Other, net                                                (4,049)        24,939
                                                       ---------      ---------
                                                       $ 298,663      $ 151,827
                                                       ---------      ---------
                                                       ---------      ---------

In addition, the Company has minimum tax credits that can be carried forward indefinitely to offset future regular tax. The aggregate amount of minimum tax credits available at December 31, 1997, is $111,615.

14.  Employment Commitments:

On May 23, 1996, the Company entered into a ten-year employment contract with its President and CEO (the "President"), which provides for an annual salary of $155,000. The contract provides for a bonus to be paid based upon 10 percent of the Company's pretax earnings on all amounts from $1,000,000 to $1,999,999 and 15 percent of the Company's pretax earnings on all amounts in excess of $2,000,000. The President's bonus for 1996 was $50,000. If the President is terminated by the Company for any reason other than for cause during the term of the employment contract, at the President's election, the Company would be obligated to purchase all or a portion of the shares held by him and his family (382,563 shares as of December 31, 1997 and 1996) at a price equal to 150 percent of the market value of the Company's shares on the date of termination. In addition, the Company would be obligated to pay the President in a lump sum all salary amounts owed through the term of the employment agreement plus an additional $2,000,000.

15.  Subsequent Event:

On March 19, 1998, the Company completed a significant financing arrangement with the John Hancock Mutual Life Insurance Companies. Under the terms of the arrangement, Virginia Gas Company issued to John Hancock $24 million of 8.5% senior notes due 2012. With the proceeds, the Company retired approximately $19.5 million of industrial revenue bonds which had an average interest rate of 9%. The remaining proceeds will be used to develop segments of the Company's pipeline expansion projects and to fund other planned corporate expansions. In addition, the retirement of the industrial revenue bonds released, for the Company's use, another $2.1 million (including interest earned through March 19, 1998) of reserve funds associated with the issuance of the bonds. These funds will also be used to fund planned corporate expansions.



As a result of the refinancing described above, the Company expects to incur, during the first quarter of 1998, a one time after tax charge to earnings of approximately $815,000. This is due to accelerated amortization of issue costs previously expensed over the term of the industrial revenue bonds, and defeasement premiums, interest, and fees associated with the 1994 Russell County bond issue.

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of Virginia Gas Storage Company:

We have audited the accompanying balance sheets of Virginia Gas Storage Company as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Gas Storage Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Richmond, Virginia
March 6, 1998
(except with respect to the
   matters discussed in Note 14,
   as to which the date
   is March 19, 1998)

                                           Virginia Gas Storage Company

                                                  Balance Sheets
                                         As of December 31, 1997 and 1996

                                                      Assets


                                                                                             1997              1996
                                                                                       -------------    -------------
Current assets:
    Cash                                                                               $     375,958    $     148,619
    Accounts receivable                                                                    1,409,401        1,233,227
    Notes receivable                                                                               -          570,000
    Other current assets                                                                      31,156           85,369
                                                                                       -------------    -------------
                  Total current assets                                                     1,816,515        2,037,215

Property and equipment, net                                                               15,063,002       13,323,883
Other assets                                                                               1,133,920          956,099
                                                                                       -------------    -------------
                  Total assets                                                           $18,013,437      $16,317,197
                                                                                       -------------    -------------
                                                                                       -------------    -------------
                      Liabilities and Stockholders' Equity

Current liabilities:

    Current portion of long-term debt                                                  $     109,450    $     104,915
    Accounts payable                                                                       2,231,125        2,193,010
    Other current liabilities                                                                268,643          108,929
                                                                                       -------------    -------------
                  Total current liabilities                                                2,609,218        2,406,854

Long-term debt                                                                             7,226,762        6,386,212

Deferred income taxes                                                                        713,441          551,686
                                                                                       -------------    -------------
                  Total liabilities                                                       10,549,421        9,344,752
                                                                                       -------------    -------------
                                                                                       -------------    -------------
Stockholders' equity:

    Common stock - no par value, 50,000 shares authorized, 38,200
       shares issued and outstanding                                                       5,640,000        5,640,000
    Retained earnings                                                                      1,824,016        1,332,445
                                                                                       -------------    -------------
                  Total stockholders' equity                                               7,464,016        6,972,445
                                                                                       -------------    -------------
                  Total liabilities and stockholders' equity                             $18,013,437      $16,317,197
                                                                                       -------------    -------------
                                                                                       -------------    -------------


      The accompanying notes are an integral part of these balance sheets.

                          Virginia Gas Storage Company

                              Statements of Income
                 For the Years Ended December 31, 1997 and 1996

[6~

                                                                                 1997           1996
                                                                              ----------     ----------
Revenue:
    Operating revenue                                                         $4,511,503     $3,831,224
    Interest and other income                                                     53,772        154,220
                                                                              ----------     ----------
                                                                               4,565,275      3,985,444
                                                                              ----------     ----------
Expenses:
    Purchased gas expense                                                      1,314,688        974,277
    General and administrative                                                   718,666        700,296
    Operation and maintenance expense                                            711,986        374,579
    Depreciation, depletion, and amortization                                    512,566        416,699
    Production expenses                                                          198,866        222,808
                                                                              ----------     ----------
                                                                               3,456,772      2,688,659
                                                                              ----------     ----------
Interest expense                                                                 363,697        272,941
                                                                              ----------     ----------
Income before income taxes                                                       744,806      1,023,844
Provision for income taxes                                                       253,235        348,106
                                                                              ----------     ----------
Net income                                                                   $   491,571    $   675,738
                                                                              ----------     ----------
                                                                              ----------     ----------
Virginia Gas Company's equity in Virginia Gas Storage Company's
    earnings                                                                 $   245,785    $   337,869
                                                                              ----------     ----------
                                                                              ----------     ----------


   The accompanying notes are an integral part of these financial statements.

                          Virginia Gas Storage Company

                  Statements of Changes in Stockholders' Equity
                 For the Years Ended December 31, 1997 and 1996


                                           Common             Retained
                                            Stock             Earnings
                                          -----------      -------------
Balance, December 31, 1995                $ 5,640,000      $    656,707
    Net income                                 -                675,738
                                          -----------      -------------
Balance, December 31, 1996                  5,640,000         1,332,445
    Net income                                 -                491,571
                                          -----------      -------------
Balance, December 31, 1997                $ 5,640,000       $ 1,824,016
                                          -----------      -------------
                                          -----------      -------------


   The accompanying notes are an integral part of these financial statements.

                          Virginia Gas Storage Company


                            Statements of Cash Flows
                 For the Years Ended December 31, 1997 and 1996


                                                                                           1997            1996
                                                                                       -----------     -----------
Cash flows from operating activities:
    Net income                                                                         $   491,571     $   675,738
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, depletion, and amortization                                         512,566         416,699
         Deferred income taxes                                                             161,755         212,476
         Increase in accounts receivable                                                  (176,174)       (304,140)
         Decrease (increase) in other current assets                                        54,213         (22,353)
         Increase in other assets                                                         (195,137)        (37,981)
         Increase in accounts payable                                                       38,115       1,092,591
         Increase (decrease) in other current liabilities                                  159,714         (58,690)
                                                                                       -----------     -----------
                  Net cash provided by operating activities                              1,046,623       1,974,340
                                                                                       -----------     -----------
Cash flows from investing activities:
    Capital expenditures                                                                (2,234,369)     (4,225,530)
    Payments received on notes receivable                                                  570,000       1,720,000
                                                                                       -----------     -----------
                  Net cash used in investing activities                                 (1,664,369)     (2,505,530)
                                                                                       -----------     -----------
Cash flows from financing activities:
    Payment of loan principal                                                             (154,915)       (117,677)
    Proceeds from new loans                                                              1,000,000         500,000
                                                                                       -----------     -----------
                  Net cash provided by financing activities                                845,085         382,323
                                                                                       -----------     -----------
Net increase (decrease) in cash                                                            227,339        (148,867)
Cash, beginning of year                                                                    148,619         297,486
                                                                                       -----------     -----------
Cash, end of year                                                                       $  375,958      $  148,619
                                                                                       -----------     -----------
                                                                                       -----------     -----------
Supplemental disclosure:
    Interest paid                                                                       $  665,610      $  606,505
                                                                                       -----------     -----------
                                                                                       -----------     -----------
    Income taxes paid                                                                  $    97,635      $  159,024
                                                                                       -----------     -----------
                                                                                       -----------     -----------


   The accompanying notes are an integral part of these financial statements.

                          Virginia Gas Storage Company

                          Notes to Financial Statements
                        As of December 31, 1997 and 1996

  1. Description of Operations:

Virginia Gas Storage Company (the "Company") was organized in 1992 under the laws of the Commonwealth of Virginia. The Company is 50 percent owned by Virginia Gas Company ("VGC") and 50 percent owned by a private investor. The primary business of the Company is to develop and operate natural gas storage and gathering facilities.

  2. Summary of Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes gas sales and transmission revenues upon delivery of gas to the common pipeline carrier. Storage revenues are recognized evenly throughout the contract terms with injection and withdrawal revenues recognized as natural gas is injected or withdrawn from the storage facility.

Property and Equipment

All direct and indirect costs relating to property acquisition, development costs and support equipment and facilities are capitalized as the properties are obtained or the facilities are placed into service. The Company provides for depreciation of property and equipment using the straight-line method over estimated useful lives ranging from 5 to 30 years.

Capitalized Interest

The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Interest capitalized totaled $267,100 and $283,564 for the years ended December 31, 1997 and 1996, respectively.

Other Assets

In conjunction with the 1997 issuance of the Russell County, the 1995 issuance of the Buchanan County and the 1994 issuance of the Russell County and Buchanan County, Virginia, Natural Gas Facilities Revenue Bonds by the Industrial Development Authorities of the respective counties, reserve funds have been established by the trustee for each issuance. Amounts in the reserve funds will be used to make payments of principal and interest, whether at maturity, by acceleration, call for redemption, or otherwise, where trust funds accumulated by scheduled Company payments are insufficient to satisfy bond requirements. Such amounts are invested in debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies. The Company records these investments at cost and recognizes related interest as earned. The carrying value of investments approximates market value.

Costs incurred in conjunction with financing transactions are amortized on a basis that approximates the effective interest method.

Income Taxes

Income taxes are accounted for using the asset-and-liability method. Under the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes.

  3. Accounts Receivable:


                                                             1997             1996
                                                         -----------      -----------
Trade receivables                                        $   614,132      $   618,275
Receivables from affiliated companies                        486,851          469,656
Pipeline operating expenses                                   91,415           54,944
Joint-interest receivables                                   217,003           90,249
Other                                                              -              103
                                                         -----------      -----------
                                                          $1,409,401       $1,233,227
                                                         -----------      -----------
                                                         -----------      -----------


  4. Notes Receivable:


                                                                          1996
                                                                    ---------------
Note receivable from shareholder; interest receivable at 8%;
     principal received as consideration for the issuance of
     common shares, paid in March 1997                              $    500,000

Note receivable from Virginia Gas Exploration Company;
     interest receivable at 8%; paid in 1997                              70,000
                                                                    ---------------
                                                                    $    570,000
                                                                    ---------------
                                                                    ---------------


  5. Property and Equipment:


                                                                            1997             1996
                                                                         -----------      -----------
Storage properties                                                       $14,320,327      $12,095,480
Pipelines                                                                  2,024,620        2,026,091
Vehicles                                                                     108,242          133,742
Office equipment                                                              80,101           63,335
Wells and pipelines in progress                                               68,584           68,832
                                                                         -----------      -----------
                                                                          16,601,874       14,387,480
Less- Accumulated depreciation, depletion, and amortization               (1,538,872)      (1,063,597)
                                                                         -----------      -----------
                                                                         $15,063,002      $13,323,883
                                                                         -----------      -----------
                                                                         -----------      -----------


  6. Other Assets:


                                                                             1997            1996
                                                                        -------------    ------------
Restricted cash and investments - reserve funds                         $    617,982     $    582,233
Deferred debt issuance costs                                                 509,112          365,707
Other                                                                          6,826            8,159
                                                                        -------------    ------------
                                                                         $ 1,133,920     $    956,099
                                                                        -------------    ------------
                                                                        -------------    ------------


  7. Accounts Payable:


                                                                             1997             1996
                                                                        -------------    ------------
Trade payables                                                          $    958,796      $ 1,827,867
Payable to affiliated companies                                            1,272,329          365,143
                                                                        -------------    ------------
                                                                         $ 2,231,125      $ 2,193,010
                                                                        -------------    ------------
                                                                        -------------    ------------


  8. Other Current Liabilities:


                                                                             1997             1996
                                                                        -------------    ------------
Amounts due affiliated companies                                         $    15,997      $    46,255
Funds held for future distribution                                           243,503            8,120
Income taxes payable                                                          (2,178)          17,569
Other                                                                         11,321           36,985
                                                                        -------------    ------------
                                                                          $  268,643       $  108,929
                                                                        -------------    ------------
                                                                        -------------    ------------


  9. Long-Term Debt:


                                                                                              1997             1996
                                                                                         ------------      -----------
Note payable to Virginia Gas Company; interest payable at 8.88%; principal
     payable in maturities of $12,000 to $241,000 from 1995 to 2017                       $ 2,504,839      $ 2,567,837


Note payable to Virginia Gas Company; interest payable at 7.35%; principal
     payable in maturities of $13,000 to $77,000 from 1996 to 2023                          1,005,462        1,018,579


Note payable to Virginia Gas Distribution Company; interest payable at 9.5%;
     principal payable in maturities of $30,000 to $123,000 from 2002 to 2017               1,000,000             -


Note payable to Virginia Gas Distribution Company; interest payable at 9%;
     principal payable in maturities of $1,000 to $91,000 from 1999 to 2020                   950,000        1,000,000


Note payable to Virginia Gas Company; interest payable at 9%; principal payable
     in maturities of $1,000 to $77,000 from 1999 to 2020                                     842,697          842,697


Note payable to Virginia Gas Distribution Company; interest payable at 8.88%;
     principal payable in maturities of $3,000 to $53,000 from 1995 to 2017                   554,608          568,557


Note payable to Virginia Gas Distribution Company; interest payable at 7.35%;
     principal payable in maturities of $6,000 to $36,000 from 1996 to 2023                   464,736          470,798


Note payable through 1999 with interest from 8.0% to 12.75%; secured by assets
     with a book value of $11,658 as of December 31, 1997                                      13,870           22,659
                                                                                         ------------      -----------
                                                                                            7,336,212        6,491,127
Less- Current portion                                                                        (109,450)        (104,915)
                                                                                         ------------      -----------
Long-term debt                                                                             $7,226,762       $6,386,212
                                                                                         ------------      -----------
                                                                                         ------------      -----------


In February 1997, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Subordinated Natural Gas Facilities Revenue Bonds Series 1997 with principal of $9,100,000. A portion ($1,000,000) of the proceeds was loaned to the Company by Virginia Gas Distribution Company.

In December 1995, the Industrial Development Authority of Buchanan County, Virginia (the "Buchanan County Authority"), issued its Senior Subordinated Natural Gas Facilities Revenue Bonds Series 1995 with principal of $3,750,000. A portion ($842,697) of the proceeds was allocated to the Company by Virginia Gas Company which was used by the Company to construct natural gas storage facilities to support natural gas distribution facilities owned by Virginia Gas Distribution Company.

In January 1994, the Russell County Authority issued its Natural Gas Revenue Bond Series A and B with combined principal of $3,000,000. A portion ($1,330,000) of the proceeds was allocated to the Company by Virginia Gas Company which was used by the Company to construct natural gas storage and gathering facilities to support natural gas distribution facilities owned by Virginia Gas Distribution Company.

In November 1994, the Buchanan County Authority issued its Natural Gas Revenue Bond Series A with principal of $4,250,000. A portion ($2,655,306) of the proceeds was allocated to the Company by Virginia Gas Company which was used by the Company to construct natural gas storage and gathering facilities to support natural gas distribution facilities owned by Virginia Gas Distribution Company.

As of December 31, 1997, principal payments on long-term debt for the next five years are as follows:

          1998                                        $    109,450
          1999                                             132,363
          2000                                              89,441
          2001                                             143,117
          2002                                             183,646


10.  Sales to Major Customers:

One of the Company's customers accounted for 37 percent and 45 percent while another customer accounted for 11 percent and 10 percent, respectively, of operating revenue for the years ended December 31, 1997 and 1996. One customer accounted for 13 percent of 1997 operating revenue while another customer accounted for 12 percent of 1996 operating revenue.

11.  Commitments:

Certain of the Company's leases require the Company to pay minimum rentals. The aggregate minimum rental payments on leases for the next five years are as follows:


          1998                                        $  92,829
          1999                                           63,679
          2000                                           61,029
          2001                                           61,029
          2002                                           61,029


12.  Income Taxes:

The components of the provision for income taxes are as follows:


                                                       1997           1996
                                                    ----------    -----------
          Current
              Federal                               $  91,480      $ 135,630
              State                                      -              -
                                                    ----------    -----------
                                                       91,480        135,630
                                                    ----------    -----------
          Deferred
              Federal                                 161,755        212,476
              State                                      -              -
                                                    ----------    -----------
                                                      161,755        212,476
                                                    ----------    -----------
                                                    $ 253,235      $ 348,106
                                                    ----------    -----------
                                                    ----------    -----------


The components of deferred tax assets and liabilities are as follows:


                                                               1997           1996
                                                            ----------    -----------
          Deferred tax assets:
              Minimum tax credit carryforwards             $   20,648    $     4,656
                                                            ----------    -----------
          Deferred tax liabilities:
              Capital assets                                  734,089        556,342
                                                            ----------    -----------
                            Net deferred tax liabilities    $ 713,441      $ 551,686
                                                            ----------    -----------
                                                            ----------    -----------


The Company has no valuation allowances as of December 31, 1997 and 1996, and there were no changes in the valuation allowance during the years then ended.

The Company's actual provision for income tax as of December 31, 1997 and 1996, approximates the tax provision at the statutory Federal income tax rate.

13.  Related-Party Transactions:

With the exception of sales and storage fees charged to outside third parties, a significant portion of the Company's transactions is with VGC and affiliated companies.

VGC provides certain general and administrative services for the Company. These services include professional services, insurance coverage and administrative services. Other transactions with affiliated companies include purchases of natural gas, natural gas storage and technical services provided for and by affiliated companies.

14.   Subsequent Event:

On March 19, 1998, Virginia Gas Company, a principal owner of Virginia Gas Storage Company, completed a significant financing arrangement with the John Hancock Mutual Life Insurance Companies. Under the terms of the arrangement, Virginia Gas Company issued to John Hancock $24 million of 8.5% senior notes due 2012. With the proceeds, the Company retired approximately $19.5 million of industrial revenue bonds, most of which had been previously allocated to Virginia Gas Storage Company and three other affiliated companies, and which had an average interest rate of 9%. The remaining proceeds will be used to develop segments of the Company's pipeline expansion projects and to fund other planned corporate expansions. In addition, the retirement of the industrial revenue bonds released, for the Company's use, another $2.1 million (including interest earned through March 19, 1998) of reserve funds associated with the issuance of the bonds. These funds will also be used to fund planned corporate expansions.

Virginia Gas Storage Company, from the debt refinancing, will replace its long-term debt of approximately $7.3 million with a similar amount of long term debt at a moderately lower interest rate. In addition, the Company's bond reserve funds (including interest earned through March 19, 1998) of $626,000 will now be available to fund additional capital expansion projects.



As a result of the refinancing described above, the Company expects to incur, during the first quarter of 1998, a one time after tax charge to earnings of approximately $640,000 due to the accelerated amortization of issue costs previously expensed over the term of the industrial revenue bonds, and defeasement premiums, interest, and fees associated with the 1994 Russell County bond issue.

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of Virginia Gas Distribution Company:

We have audited the accompanying balance sheets of Virginia Gas Distribution Company as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Gas Distribution Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP


Richmond, Virginia
March 6, 1998
(except with respect to the
   matter discussed in Note 10,
   as to which the date is
   March 19, 1998)

                        Virginia Gas Distribution Company

                                 Balance Sheets
                        As of December 31, 1997 and 1996

                                     Assets


                                                                                            1997             1996
                                                                                       -------------    -------------
Current assets:
    Cash                                                                               $      45,939    $      16,166
    Accounts receivable                                                                      220,389          151,752
    Other current assets                                                                     248,062          154,920
    Notes receivable                                                                          21,223           26,004
                                                                                       -------------    -------------
                  Total current assets                                                       535,613          348,842

Property and equipment, net                                                                6,416,465        2,755,660

Notes receivable - affiliated companies                                                    2,948,121        3,413,066

Deferred tax asset                                                                            31,736            1,995

Other assets                                                                               1,204,387          546,798
                                                                                       -------------    -------------
                  Total assets                                                           $11,136,322       $7,066,361
                                                                                       -------------    -------------
                                                                                       -------------    -------------

                      Liabilities and Stockholders' Equity

Current liabilities:
    Current portion of long-term debt                                                  $      41,347    $      39,240
    Accounts payable                                                                         980,560          462,095
    Other current liabilities                                                                 31,840           33,368
                                                                                       -------------    -------------
                  Total current liabilities                                                1,053,747          534,703

Long-term debt                                                                             8,626,717        5,018,064
                                                                                       -------------    -------------
                  Total liabilities                                                        9,680,464        5,552,767
                                                                                       -------------    -------------
Stockholders' equity:
    Common stock - no par value, 100,000 shares authorized, 75,000 shares issued and outstanding
                                                                                           1,500,000        1,500,000
    Retained earnings (deficit)                                                              (44,142)          13,594
                                                                                       -------------    -------------
                  Total stockholders' equity                                               1,455,858        1,513,594
                                                                                       -------------    -------------
                  Total liabilities and stockholders' equity                             $11,136,322      $ 7,066,361
                                                                                       -------------    -------------
                                                                                       -------------    -------------

      The accompanying notes are an integral part of these balance sheets.

                        Virginia Gas Distribution Company

                              Statements of Income
                 For the Years Ended December 31, 1997 and 1996


                                                                                     1997           1996
                                                                                 ------------   ------------
Revenue:
    Operating revenue                                                            $   890,647    $   629,280
    Interest income                                                                  431,628        320,836
    Other income                                                                      89,519         72,949
                                                                                 ------------   ------------
                                                                                   1,411,794      1,023,065
                                                                                 ------------   ------------
Expenses:
    Purchased gas expense                                                            513,443        330,332
    General and administrative                                                       197,940        191,619
    Depreciation, depletion, and amortization                                        162,740         78,013
    Operation and maintenance expense                                                116,620         55,032
                                                                                 ------------   ------------
                                                                                     990,743        654,996
                                                                                 ------------   ------------
Other expense:
    Interest                                                                         502,582        358,158
    Other                                                                              5,946          3,676
                                                                                 ------------   ------------
                                                                                     508,528        361,834
                                                                                 ------------   ------------
Income (loss) before income taxes                                                    (87,477)         6,235
Provision (benefit) for income taxes                                                 (29,741)         2,120
                                                                                 ------------   ------------
Net income (loss)                                                                 $  (57,736)  $      4,115
                                                                                 ------------   ------------
                                                                                 ------------   ------------
Virginia Gas Company's equity in Virginia Gas Distribution Company's
    earnings                                                                      $  (28,868)  $      2,058
                                                                                 ------------   ------------
                                                                                 ------------   ------------


   The accompanying notes are an integral part of these financial statements.

                        Virginia Gas Distribution Company

                  Statements of Changes in Stockholders' Equity
                 For the Years Ended December 31, 1997 and 1996


                                                                       Retained
                                                   Common              Earnings
                                                    Stock              (Deficit)
                                                  -----------       -------------
Balance, December 31, 1995                        $1,500,000        $     9,479
    Net income                                         -                  4,115
                                                  -----------       -------------
Balance, December 31, 1996                         1,500,000             13,594
    Net loss                                           -                (57,736)
                                                  -----------       -------------
Balance, December 31, 1997                        $1,500,000         $  (44,142)
                                                  -----------       -------------
                                                  -----------       -------------




   The accompanying notes are an integral part of these financial statements.

                        Virginia Gas Distribution Company


                            Statements of Cash Flows
                 For the Years Ended December 31, 1997 and 1996


                                                                                            1997         1996
                                                                                       ------------  -------------
Cash flows from operating activities:
    Net income (loss)                                                                  ($   57,736)  $       4,115
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, depletion, and amortization                                         162,740          78,013
         Deferred income taxes                                                             (29,741)          2,120
         (Increase) decrease in accounts receivable                                        (68,637)         52,074
         Decrease in receivable from affiliate                                                -          1,562,500
         Increase in other current assets                                                  (93,142)         (3,220)
         Increase in other assets                                                          (42,792)        (25,239)
         Increase in accounts payable                                                      518,465         227,747
         Decrease in other current liabilities                                              (1,528)        (70,345)
                                                                                       ------------  -------------
                  Net cash provided by operating activities                                387,629       1,827,765
                                                                                       ------------  -------------
Cash flows from investing activities:
    Capital expenditures                                                                (3,807,720)       (674,263)
    Loans made to affiliated companies                                                  (1,000,000)     (1,500,000)
    Payments received on notes receivable                                                1,469,726          98,200
                                                                                       ------------  -------------
                  Net cash used in investing activities                                 (3,337,994)     (2,076,063)
                                                                                       ------------  -------------
Cash flows from financing activities:
    Payment of loan principal                                                              (39,240)        (42,223)
    Proceeds from new loans                                                              3,650,000            -
    Payment of financing costs                                                            (302,122)           -
    Establishment of financing reserve funds                                              (328,500)           -
                                                                                       ------------  -------------
                  Net cash provided by (used in) financing activities                    2,980,138         (42,223)
                                                                                       ------------  -------------
Net increase (decrease) in cash                                                             29,773        (290,521)
Cash, beginning of year                                                                     16,166         306,687
                                                                                       ------------  -------------
Cash, end of year                                                                     $     45,939    $     16,166
                                                                                       ------------  -------------
                                                                                       ------------  -------------
Supplemental disclosure:
    Interest paid                                                                      $   745,053     $   533,085
                                                                                       ------------  -------------
                                                                                       ------------  -------------
    Income taxes paid                                                                  $     -          $    -
                                                                                       ------------  -------------
                                                                                       ------------  -------------



   The accompanying notes are an integral part of these financial statements.

                        Virginia Gas Distribution Company

                          Notes to Financial Statements
                        As of December 31, 1997 and 1996

  1. Description of Operations:

Virginia Gas Distribution Company (the "Company") was organized during 1992 under the laws of the Commonwealth of Virginia. The Company is 50 percent owned by Virginia Gas Company ("VGC") and 50 percent owned by a private investor. The primary business of the Company is to develop and operate natural gas distribution systems, located in certain southwestern counties of the Commonwealth of Virginia, for which it has received Certificates of Public Convenience and Necessity issued by the Virginia State Corporation Commission.

The Company's gross profits are realized by the difference between the prices at which it purchases and the prices at which it sells natural gas to its industrial, commercial and residential customers. The prices at which the Company sells natural gas to its customers are in accordance with the rate schedules in its tariff filed with the Virginia State Corporation Commission. The Company purchases natural gas under short-term contracts that reflect the market price of natural gas.

  2. Summary of Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in the period the natural gas is delivered to the customer.

Property and Equipment

All direct and indirect costs relating to property acquisition, development costs, and support equipment and facilities are capitalized as the properties are obtained or the facilities are placed into service. The Company provides for depreciation of property and equipment using the straight-line method over estimated useful lives ranging from 5 to 30 years.

Capitalized Interest

The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Interest capitalized totaled $243,122 and $74,927 for the years ended December 31, 1997 and 1996, respectively.

Other Assets

In conjunction with the 1997 issuance of the Russell County, the 1995 issuance of the Buchanan County and the 1994 issuance of the Russell County and Buchanan County, Virginia, Natural Gas Facilities Revenue Bonds by the Industrial Development Authorities of the respective counties, reserve funds have been established by the trustee for each issuance. Amounts in the reserve funds will be used to make payments of principal and interest, whether at maturity, by acceleration, call for redemption, or otherwise, where trust funds accumulated by scheduled Company payments are insufficient to satisfy bond requirements. Such amounts are invested in debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies. The Company records these investments at cost and recognizes related interest as earned. The carrying value of investments approximates market value.

Costs incurred in conjunction with financing transactions are amortized on a basis that approximates the effective interest method.

Income Taxes

Income taxes are accounted for using the asset-and-liability method. Under the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes.

3.   Notes Receivable - Affiliated Companies:

                                                                                        1997             1996
                                                                                     -----------      -----------
Note receivable from Virginia Gas Storage Company; interest receivable at 8.88%;
    principal due in maturities of $3,000 to $53,000 from
    1995 to 2017                                                                     $   554,608      $   568,557

Note receivable from Virginia Gas Storage Company; interest receivable at 9%;
    principal due in maturities of $1,000 to $91,000
    from 1999 to 2020                                                                    950,000        1,000,000

Note receivable from Virginia Gas Pipeline Company; interest
    receivable at 9%                                                                        --          1,000,000

Note receivable from Virginia Gas Storage Company; interest
    receivable at 9.5%; principal due in maturities of $30,000 to
    $123,000 from 2002 to 2017                                                         1,000,000             --

Note receivable from Virginia Gas Storage Company; interest receivable at 7.35%;
    principal due in maturities of $6,000 to $36,000 from
    1996 to 2023                                                                         464,736          470,798

Note receivable from Virginia Gas Exploration Company; interest
    receivable at 7.35%                                                                     --            395,333

Other                                                                                       --              4,382
                                                                                     -----------      -----------
                                                                                       2,969,344        3,439,070
Less- Current portion                                                                    (21,223)         (26,004)
                                                                                     -----------      -----------
                                                                                     $ 2,948,121      $ 3,413,066
                                                                                     -----------      -----------
                                                                                     -----------      -----------

  4. Property and Equipment:


                                                                                       1997             1996
                                                                                    -----------      -----------
Pipelines                                                                           $ 6,244,892      $ 2,343,856
Project and construction in progress                                                    507,986          555,232
Other property and equipment                                                             57,089          104,386
                                                                                    -----------      -----------
                                                                                      6,809,967        3,003,474
Less- Accumulated depreciation and amortization                                        (393,502)        (247,814)
                                                                                    -----------      -----------
                                                                                    $ 6,416,465      $ 2,755,660
                                                                                    -----------      -----------
                                                                                    -----------      -----------


  5. Other Assets:

                                                                                       1997             1996
                                                                                    -----------      -----------
Restricted cash and investments - reserve funds                                     $   765,194      $   396,285
Deferred debt issuance costs                                                            437,204          147,191
Other                                                                                     1,989            3,322
                                                                                    -----------      -----------
                                                                                    $ 1,204,387      $   546,798
                                                                                    -----------      -----------
                                                                                    -----------      -----------

  6. Long-Term Debt:

                                                                                       1997             1996
                                                                                    -----------      -----------
Note payable to Virginia Gas Company; interest payable at 9.5%; principal
    payable in maturities of $110,000 to $447,000 from 2002 to 2017                 $ 3,650,000      $      --

Note payable to Virginia Gas Company; interest payable at 9%; principal payable
    in maturities of $4,000 to $263,000 from 1999 to 2020                             2,879,214        2,879,214

Note payable to Virginia Gas Company; interest payable at 7.35%; principal
    payable in maturities of $17,000 to $97,000 from 1996 to 2023                     1,268,288        1,284,833

Note payable to Virginia Gas Company; interest payable at 8.88%; principal
    payable in maturities of $4,000 to $84,000 from 1995 to 2017                        870,562          892,457

Note payable through 1997 with interest                                                    --                800
                                                                                    -----------      -----------
                                                                                      8,668,064        5,057,304
Less- Current portion                                                                   (41,347)         (39,240)
                                                                                    -----------      -----------
Long-term debt                                                                      $ 8,626,717      $ 5,018,064
                                                                                    -----------      -----------
                                                                                    -----------      -----------


In February 1997, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Subordinated Natural Gas Facilities Revenue Bonds Series 1997 with principal of $9,100,000. A portion ($3,650,000) of the proceeds was allocated to the Company by Virginia Gas Company and is being used to construct a natural gas distribution facility in and around the town of Lebanon, Virginia.

In December 1995, the Industrial Development Authority of Buchanan County, Virginia (the "Buchanan County Authority"), issued its Senior Subordinated Natural Gas Facilities Revenue Bonds Series 1995 with principal of $3,750,000. A portion ($2,879,214) of the proceeds was allocated to the Company by VGC which was used by the Company to extend existing natural gas distribution facilities in and around the town of Grundy, Virginia.

In January 1994, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Natural Gas Revenue Bond Series A and B with combined principal of $3,000,000. A portion ($1,300,000) of the proceeds was allocated to the Company by VGC which was used by the Company to construct a natural gas distribution facility in and around the town of Castlewood, Virginia.

In November 1994, the Buchanan County Authority issued its Natural Gas Revenue Bond Series A with principal of $4,250,000. A portion ($922,857) of the proceeds was allocated to the Company by VGC which was used by the Company to construct a natural gas distribution facility in and around the town of Grundy, Virginia.

As of December 31, 1997, principal payments on long-term debt for the next five years are as follows:

          1998                                            $      41,347
          1999                                                   74,435
          2000                                                   81,048
          2001                                                  102,339
          2002                                                  211,823


  7. Sales to Major Customers:

One of the Company's customers accounted for 33 percent and 35 percent, one customer accounted for 14 percent and 20 percent, while another customer accounted for 18 percent and 14 percent, respectively, of operating revenue for the years ended December 31, 1997 and 1996. One customer accounted for 11 percent of 1997 operating revenue.

8.   Income Taxes:

The components of the provision for income taxes are as follows:

                                                   1997                  1996
                                                 --------               --------
Current:
    Federal                                      $   --                 $   --
    State                                            --                     --
                                                 --------               --------
                                                     --                     --
                                                 --------               --------

Deferred:
    Federal                                       (29,741)                 2,120
    State                                            --                     --
                                                 --------               --------
                                                  (29,741)                 2,120
                                                 --------               --------
                                                 ($29,741)              $  2,120
                                                 --------               --------
                                                 --------               --------

The components of deferred tax assets and liabilities are as follows:

                                                           1997           1996
                                                         --------       --------
Deferred tax assets:
    Net operating loss carryforward                      $225,620       $128,657
                                                         --------       --------
Deferred tax liabilities:
    Capital assets                                        193,884        126,662
                                                         --------       --------
                  Net deferred tax assets                $ 31,736       $  1,995
                                                         --------       --------
                                                         --------       --------



The Company has no valuation allowances as of December 31, 1997 and 1996, and there were no changes in the valuation allowance during the years then ended.

The Company's actual provision for income tax as of December 31, 1997 and 1996, approximates the tax provision at the statutory Federal income tax rate.

9.   Related-Party Transactions:

With the exception of sales to outside third parties, a significant portion of the Company's transactions is with VGC and affiliated companies.

VGC provides certain general and administrative services for the Company. These services include professional services, insurance coverage and administrative services. Other transactions with affiliated companies include purchases of natural gas, natural gas storage and technical services provided for and by affiliated companies.

10.  Subsequent Event:

On March 19, 1998, Virginia Gas Company, a principal owner of Virginia Gas Distribution Company, completed a significant financing arrangement with the John Hancock Mutual Life Insurance Companies. Under the terms of the arrangement, Virginia Gas Company issued to John Hancock $24 million of 8.5% senior notes due 2012. With the proceeds, the Company retired approximately $19.5 million of industrial revenue bonds, most of which had been previously allocated to Virginia Gas Distribution Company and three other affiliated companies and which had an average interest rate of 9%. The remaining proceeds will be used to develop segments of the Company's pipeline expansion projects and to fund other planned corporate expansions. In addition, the retirement of the industrial revenue bonds released, for the Company's use, another
$2.1 million (including interest earned through March 19, 1998) of reserve funds associated with the issuance of the bonds. These funds will also be used to fund planned corporate expansions.

Virginia Gas Distribution Company, from the debt refinancing, will replace their long term debt of approximately $8.7 million with a similar amount of long term debt at a moderately lower interest rate. In addition, the Company's bond reserve funds (including interest earned through March 19, 1998) of $775,000 will now be available to fund additional capital expansion projects.



As a result of the refinancing described above, the Company expects to incur, during the first quarter of 1998, a one time after tax charge to earnings of approximately $340,000 due to the accelerated amortization of issue costs previously expensed over the term of the industrial revenue bonds, and defeasement premiums, interest, and fees associated with the 1994 Russell County bond issue.

                      Virginia Gas Company and Subsidiaries

                           Consolidated Balance Sheets

              Assets
                                               March 31,         December 31,
                                                 1998                1997
                                               ---------         ------------
                                              (unaudited)
Current assets:
 Cash and cash equivalents                   $ 13,503,318        $ 11,750,899
 Accounts receivable                            2,729,637           2,681,818
 Notes receivable                                 100,748             120,898
 Other current assets                             350,126             305,223
                                             ------------        ------------
  Total current assets                         16,683,829          14,858,838
Property and equipment, net                    27,201,261          22,459,289

Investment in affiliated companies              4,485,413           4,459,937

Notes receivable - affiliated companies        12,900,164          12,900,164

Other assets                                      587,227           1,159,272
                                             ------------        ------------
  Total assets                               $ 61,857,894        $ 55,837,500
                                             ------------        ------------
                                             ------------        ------------

    Liabilities and Stockholders' Equity


Current liabilities:

 Current portion of long-term debt            $    69,684        $   218,611
 Accounts payable                               2,960,268          1,092,846
 Funds held for future distribution               278,249            511,099
 Other current liabilities                         94,166             46,111
                                             ------------        ------------
  Total current liabilities                     3,402,367          1,868,667

Long-term debt                                 24,097,498         19,728,422

Deferred income taxes                           1,150,315            925,908
                                             ------------        ------------
  Total liabilities                            28,650,180         22,522,997
                                             ------------        ------------
Stockholders' equity:

 Common stock - par value $.001, 10,000,000
  shares authorized, 5,504,906 shares issued
  and outstanding as of March 31, 1998 and
  December 31, 1997                                 5,505              5,505

 Additional paid-in capital                    31,248,068         31,241,082
 Retained earnings                              1,954,141          2,067,916
                                             ------------        ------------
   Total stockholders' equity                  33,207,714         33,314,503
                                             ------------        ------------
   Total liabilities and stockholders'       $ 61,857,894       $ 55,837,500
                                             ------------        ------------
                                             ------------        ------------


                      Virginia Gas Company and Subsidiaries

                        Consolidated Statements of Income
                                   (Unaudited)


                                                       For the Three Months
                                                         Ended March 31,
                                                       1998            1997
                                                     --------        --------
Revenue:

 Operating revenue                                  $2,228,061     $ 1,882,645
 Interest and other income                             460,818         256,820
                                                    -----------     -----------
                                                     2,688,879       2,139,465
                                                    -----------     -----------
Expenses:
 Production expenses                                    37,813          36,625
 Purchased propane gas expense                         240,923          20,659
 Cost of natural gas sold                              916,345         944,767
 Operation and maintenance expense                     230,697         100,466
 Depreciation, depletion, and amortization             206,059         166,196
 General and administrative                            323,366         215,131
                                                    -----------     -----------
                                                     1,955,203       1,483,844
                                                    -----------     -----------
Other expense:
 Interest                                              427,578         317,822
 Other                                                  42,666          31,313
                                                    -----------     -----------
                                                       470,244         349,135
Income before earnings of affiliated companies,
 income taxes, and extraordinary loss                  263,432         306,486

Equity in earnings of affiliated companies              25,491          94,439
                                                    -----------     -----------
Income before income taxes and extraordinary
 loss                                                  288,923         400,925

Provision for income taxes                              72,856         102,076
                                                    -----------     -----------

Net income before extraordinary item                   216,067         298,849

Extraordinary loss on extinguishment of debt
 (net of tax)                                         (233,305)             -
                                                    -----------     -----------
Net income (loss)                                      (17,238)        298,849

Preferred dividends paid                                     -         (57,055)
                                                    -----------     -----------
Net income (loss) available to common
 stockholders                                       $  (17,238)     $  241,794
                                                    -----------     -----------
                                                    -----------     -----------

Earnings (loss) per common share, basic and diluted:

  Net income before extraordinary item              $     0.04      $     0.08
                                                    -----------     -----------
                                                    -----------     -----------
  Extraordinary loss on extinguishment
    of debt (net of tax)                            $    (0.04)        $    -
                                                    -----------     -----------
                                                    -----------     -----------
  Net income (loss)                                 $     0.00      $     0.08
                                                    -----------     -----------
                                                    -----------     -----------
Weighted-average common shares outstanding           5,504,906       3,188,659
                                                    -----------     -----------
                                                    -----------     -----------

                      Virginia Gas Company and Subsidiaries


                      Consolidated Statements of Cash Flows
                                   (Unaudited)



                                                             For the Three Months
                                                               Ended March 31,
                                                             1998            1997
                                                          -----------     -----------
Cash flows from operating activities:
 Net income (loss)                                       $   (17,238)     $   298,849
 Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
   Depreciation, depletion, and amortization                 206,059          166,196
   Undistributed earnings of affiliated companies            (25,491)         (94,439)
   Deferred income taxes                                     224,407           76,557
   Increase in accounts receivable                           (47,819)        (989,305)
   Increase in other current assets                          (24,753)         (18,463)
   Decrease in other assets                                  572,045          107,937
   Increase  in accounts payable                           1,867,422          286,456
   Increase (decrease) in other current liabilities         (333,722)          59,817
                                                          -----------     -----------
     Net cash provided by (used in) operating activities   2,420,910         (106,395)
                                                          -----------     -----------
Cash flows from investing activities:
 Capital expenditures                                     (4,946,246)      (1,393,235)
 Issuance of notes receivable                                    -         (3,650,000)
 Payments received on notes receivable                           -             32,674
                                                         -----------       -----------
     Net cash used in investing activities                (4,946,246)      (5,010,561)
                                                         -----------      -----------
Cash flows from financing activities:
 Payment of loan principal                               (19,630,924)      (1,164,664)
 Proceeds from new loans                                  24,000,000        9,100,000
 Redemption of preferred stock                                    -        (2,000,000)
 Payment of issuance costs                                        -          (125,612)
 Proceeds from exercised warrants                              5,015               -
 Payment of debt issuance costs                                   -          (440,018)
 Establishment of financing reserve fund                          -          (558,750)
 Dividends paid                                              (96,336)         (96,440)
                                                          -----------     -----------
     Net cash provided by financing activities             4,277,755        4,714,516
                                                          -----------     -----------
Net increase (decrease) in cash                            1,752,419         (402,440)
Cash, beginning of period                                 11,750,899        1,652,838
                                                         -----------      -----------
Cash, end of period                                      $13,503,318     $  1,250,398
                                                         -----------      -----------
                                                         -----------      -----------
Supplemental disclosure:
 Interest paid                                           $   226,659     $    370,804
                                                         -----------      -----------
                                                         -----------      -----------


                      VIRGINIA GAS COMPANY AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

    The accompanying unaudited consolidated financial statements as of March 31, 1998, and for the three months ended March 31, 1998, have been prepared in accordance with generally accepted accounting principles. For further information, refer to the consolidated financial statements and footnotes thereto included in the Virginia Gas Company (the "Company") annual report on Form 10-KSB for the year ended December 31, 1997. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows of the Company have been included. Operating results for the three months ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

    The consolidated financial statements for 1997 and the unaudited consolidated financial statements for 1998 include the accounts of four wholly-owned subsidiaries. The Company's investments in affiliated companies are accounted for using the equity method. Investments carried at equity and the percentage interest owned consist of Virginia Gas Storage Company (50 percent) and Virginia Gas Distribution Company (50 percent).

    In March 1998, the Company completed a refinancing transaction whereby the Company issued a $24 million note to John Hancock. With the proceeds, the Company retired or defeased $19.6 million of industrial revenue bonds. The remaining proceeds will be used to develop the Company's Tidewater pipeline project. As a result of this refinancing, the Company incurred a one time after-tax charge of approximately $233,000. This was due to the accelerated amortization of issue costs related to the industrial revenue bonds, and defeasement premiums, interest, and other fees related to the 1994 Russell County bond issue.

                          Virginia Gas Storage Company

                                 Balance Sheets

                                     Assets

                                                                  March 31,     December 31,
                                                                    1998           1997
                                                                 -----------   ------------
                                                                 (unaudited)
Current assets:
 Cash                                                            $   394,284   $   375,958
 Accounts receivable                                               1,572,699     1,409,401
 Notes receivable                                                       --            --
 Other current assets                                                 24,641        31,156
                                                                 -----------   ------------
  Total current assets                                             1,991,624     1,816,515
Property and equipment, net                                       15,674,449    15,063,002
Other assets                                                         731,774     1,133,920
                                                                 -----------   ------------
  Total assets                                                   $18,397,847   $18,013,437
                                                                 -----------   ------------
                                                                 -----------   ------------
               Liabilities and Stockholders' Equity

Current liabilities:
 Current portion of long-term debt                               $    90,549   $   109,450
 Accounts payable                                                  2,525,012     2,231,125
 Other current liabilities                                           259,168       268,643
                                                                 -----------   ------------
  Total current liabilities                                        2,874,729     2,609,218
Long-term debt                                                     7,176,762     7,226,762
Deferred income taxes                                                713,441       713,441
                                                                 -----------   ------------
  Total liabilities                                               10,764,932    10,549,421
                                                                 -----------   ------------
Stockholders' equity:
 Common stock - no par value, 50,000 shares authorized,
 38,200 shares issued and outstanding as of March 31, 1998
 and December 31, 1997                                             5,640,000     5,640,000
Retained earnings                                                  1,992,915     1,824,016
                                                                 -----------   ------------
  Total stockholders' equity                                       7,632,915     7,464,016
                                                                 -----------   ------------
  Total liabilities and stockholders' equity                     $18,397,847   $18,013,437
                                                                 -----------   ------------
                                                                 -----------   ------------


                          Virginia Gas Storage Company

                              Statements of Income
                                   (Unaudited)


                                                    For the Three Months
                                                       Ended March 31,
                                                     1998          1997
                                                  -----------   ------------
                                                  (unaudited)
Revenue:
 Operating revenue                                 $1,276,971   $1,408,752
 Interest income                                        7,791       18,614
                                                  -----------   ------------
                                                    1,284,762    1,427,366
                                                  -----------   ------------
Expenses:
 Production expenses                                   48,586       59,857
 Purchased gas expense                                436,278      509,042
 Operation and maintenance expense                    135,510      223,314
 Depreciation, depletion, and amortization            135,584      128,195
 General and administrative                            69,788      155,825
                                                  -----------   ------------
                                                      825,746    1,076,233
                                                  -----------   ------------
Other expense:
 Interest                                             158,213       77,367
 Other                                                 44,895       36,801
                                                  -----------   ------------
                                                      203,108      114,168
                                                  -----------   ------------
Income before income taxes                            255,908      236,965
Provision for income taxes                             87,009       80,568
                                                  -----------   ------------
Net income                                         $  168,899   $  156,397
                                                  -----------   ------------
                                                  -----------   ------------
Virginia Gas Company's equity in Virginia Gas
 Storage Company's earnings                        $   84,450   $   78,198
                                                  -----------   ------------
                                                  -----------   ------------


                          Virginia Gas Storage Company

                            Statements of Cash Flows
                                   (Unaudited)


                                                             For the Three Months
                                                               Ended March 31,
                                                             1998           1997
                                                          -----------   ------------
                                                          (unaudited)
Cash flows from operating activities:
 Net income                                             $   168,899    $   156,397
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation, depletion, and amortization                135,584        128,195
   Deferred income taxes                                       --           80,891
   Decrease (increase) in accounts receivable              (163,298)       201,861
   Decrease in other current assets                           6,515         56,714
   Decrease (increase) in other assets                      398,320         (8,377)
   (Decrease) increase in accounts payable                  293,887       (776,285)
   (Decrease)Increase in other current liabilities          (28,376)        96,308
                                                          -----------   ------------
     Net cash (used in) provided by operating
       activities                                           811,531        (64,296)
                                                          -----------   ------------
Cash flows from investing activities:
 Capital expenditures                                      (743,205)    (1,055,819)
 Payments received on notes receivable                          --         500,000
                                                          -----------   ------------
     Net cash used in investing activities                 (743,205)      (555,819)
                                                          -----------   ------------
Cash flows from financing activities:
 Payment of loan principal                                  (50,000)       (29,952)
 Proceeds from new loans                                       --        1,000,000
                                                          -----------   ------------
     Net cash provided by (used in) financing
       activities                                           (50,000)       970,048
                                                          -----------   ------------
Net increase in cash                                         18,326        349,933
Cash, beginning of period                                   375,958        148,619
                                                          -----------   ------------
Cash, end of period                                      $  394,284    $   498,552
                                                          -----------   ------------
                                                          -----------   ------------
Supplemental disclosure:
 Interest paid                                           $  105,562    $   166,083
                                                          -----------   ------------
                                                          -----------   ------------
 Income taxes paid                                       $     --      $    17,635
                                                          -----------   ------------
                                                          -----------   ------------


                          VIRGINIA GAS STORAGE COMPANY

                          Notes to Financial Statements
                                   (Unaudited)

    The accompanying unaudited financial statements as of March 31, 1998, and for the three months ended March 31, 1998 and 1997, have been prepared in accordance with generally accepted accounting principles. For further information, refer to the consolidated financial statements and footnotes thereto included in the annual report on Form 10-KSB for the year ended December 31, 1997 of Virginia Gas Company, the parent of Virginia Gas Storage Company. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows of the Virginia Gas Storage Company have been included. Operating results for the three months ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

    In March 1998, the Virginia Gas Storage Company's parent, Virginia Gas Company (the Parent), completed a refinancing transaction whereby the Parent issued a $24 million note to John Hancock. With the proceeds, the Company retired or defeased $19.6 million of industrial revenue bonds, most of which had been previously allocated to Virginia Gas Storage Company and three other affiliated companies. The remaining proceeds will be used to develop the Parent's Tidewater pipeline project. As a result of this refinancing, the Virginia Gas Storage Company has recorded a regulatory asset of approximately $725,000. This asset is made up of issue costs related to the industrial revenue bonds, and defeasement premiums, interest, and other fees related to the 1994 Russell County bond issue. The regulatory asset will be amortized over 14 years, the life of the John Hancock note.

                        Virginia Gas Distribution Company

                                 Balance Sheets


                                     Assets

                                                               March 31,      December 31,
                                                                 1998             1997
                                                               ---------      ------------
                                                              (unaudited)
Current assets:
 Cash                                                         $     79,207    $     45,939
 Accounts receivable                                               933,149         220,389
 Current portion of notes receivable                                17,686         248,062
 Other current assets                                               97,974          21,223
                                                              -------------   -------------
  Total current assets                                           1,128,016         535,613
Property and equipment, net                                      6,423,311       6,416,465
Notes receivable                                                 2,898,121       2,948,121
Deferred tax asset                                                  30,215          31,736
Other assets                                                       704,500       1,204,387
                                                              -------------   -------------
  Total assets                                                $ 11,184,163    $ 11,136,322
                                                              -------------   -------------
                                                              -------------   -------------
                      Liabilities and Stockholders' Equity

Current liabilities:
 Current portion of long-term debt                            $     34,455    $     41,347
 Accounts payable                                                1,140,830         980,560
 Other current liabilities                                          44,250          31,840
                                                              -------------   -------------
  Total current liabilities                                      1,219,535       1,053,747
Long-term debt                                                   8,626,717       8,626,717
                                                              -------------   -------------
  Total liabilities                                              9,846,252       9,680,464
                                                              -------------   -------------
Stockholders' equity:
  Common stock - no par value, 100,000 shares authorized,
  75,000 shares issued and outstanding as of March 31, 1998
  and December 31, 1997                                          1,500,000       1,500,000
Retained earnings (deficit)                                       (162,089)        (44,142)
                                                              -------------   -------------
  Total stockholders' equity                                     1,337,911       1,455,858
                                                              -------------   -------------
  Total liabilities and stockholders' equity                  $ 11,184,163    $ 11,136,322
                                                              -------------   -------------
                                                              -------------   -------------


                        Virginia Gas Distribution Company

                              Statements of Income
                                   (Unaudited)


                                                      For the Three Months
                                                         Ended March 31,
                                                       1998           1997
                                                     ---------      ---------
Revenue:
 Operating revenue                                   $281,093       $220,084
 Interest income                                       73,022         96,422
 Other income                                          19,343         21,844
                                                     ---------      ---------
                                                      373,458        338,350
                                                     ---------      ---------
Expenses:
 Purchased gas expense                                195,150        120,530
 Operation and maintenance expense                     41,492         18,955
 Depreciation, depletion, and amortization             56,771         23,149
 General and administrative                            41,788         31,104
                                                     ---------      ---------
                                                      335,201        193,738
                                                     ---------      ---------
Other expense:
 Interest                                             193,599         86,778
 Other                                                 23,318          8,618
                                                     ---------      ---------
                                                      216,917         95,396
                                                     ---------      ---------
Income (loss) before income taxes                    (178,660)        49,216
Provision for income taxes                            (60,743)        16,734
                                                     ---------      ---------
Net income (loss)                                   $(117,917)      $ 32,482
                                                     ---------      ---------
                                                     ---------      ---------
Virginia Gas Company's equity in Virginia Gas
 Distribution Company's earnings (loss)             $ (58,959)      $ 16,241
                                                     ---------      ---------
                                                     ---------      ---------


                        Virginia Gas Distribution Company

                            Statements of Cash Flows
                                   (Unaudited)



                                                             For the Three Months
                                                               Ended March 31,
                                                             1998           1997
                                                           ---------      ---------
Cash flows from operating activities:
 Net income (loss)                                       $  (117,917)   $    32,482
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation, depletion, and amortization                  56,771         23,149
   Deferred income taxes                                       1,521         16,734
   Increase in accounts receivable                          (712,760)      (508,379)
   Decrease (increase) in other current assets               (80,253)        52,882
   Decrease (increase) in other assets                       499,857         (4,723)
   Increase in accounts payable                              160,270         85,541
   Increase in other current liabilities                       5,519         16,387
                                                          ------------   ------------
     Net cash used in operating activities                  (186,992)      (285,927)
                                                          ------------   ------------
Cash flows from investing activities:
 Capital expenditures                                        (60,116)      (583,239)
 Loans made to affiliated companies                             --       (1,000,000)
 Payments received on notes receivable                       280,376         42,157
                                                          ------------   ------------
     Net cash provided by  (used in) investing activities    220,260     (1,541,082)
                                                          ------------   ------------
Cash flows from financing activities:
 Payment of loan principal                                      --          (10,938)
 Proceeds from new loans                                        --        3,650,000
 Payment of financing costs                                     --          (75,502)
 Establishment of financing reserve fund                        --         (328,500)
                                                          ------------   ------------
     Net cash provided by financing activities                   --       3,235,060
                                                          ------------   ------------
Net increase  in cash                                          33,268     1,408,051
Cash, beginning of period                                      45,939        16,166
                                                          ------------   ------------
Cash, end of period                                       $    79,207    $1,424,217
                                                          ------------   ------------
                                                          ------------   ------------
Supplemental disclosure:
 Interest paid                                            $   129,066    $  137,163
                                                          ------------   ------------
                                                          ------------   ------------


                        VIRGINIA GAS DISTRIBUTION COMPANY

                          Notes to Financial Statements
                                   (Unaudited)

    The accompanying unaudited financial statements as of March 31, 1998, and for the three months ended March 31, 1998 and 1997, have been prepared in accordance with generally accepted accounting principles. For further information, refer to the consolidated financial statements and footnotes thereto included in the annual report on Form 10-KSB for the year ended December 31, 1997 of Virginia Gas Company, the parent of Virginia Gas Distribution Company. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows of Virginia Gas Distribution Company have been included. Operating results for the three months ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

    In March 1998, the Virginia Gas Distribution Company's parent, Virginia Gas Company (the Parent), completed a refinancing transaction whereby the Parent issued a $24 million note to John Hancock. With the proceeds, the Parent retired or defeased $19.6 million of industrial revenue bonds, most of which had been previously allocated to Virginia Gas Distribution Company and three other affiliated companies. The remaining proceeds will be used to develop the Parent's Tidewater pipeline project. As a result of this refinancing, the Virginia Gas Distribution Company has recorded a regulatory asset of approximately $679,000. This asset is made up of issue costs related to the industrial revenue bonds, and defeasement premiums, interest, and other fees related to the 1994 Russell County bond issue. The regulatory asset will be amortized over 14 years, the life of the John Hancock note.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities to any person in any jurisdiction in which such offer or solicitation would be unlawful.

                                TABLE OF CONTENTS




                                                                Page
                                                                ----

Prospectus Summary..............................................  1

Risk Factors....................................................  3

Market for Common Equity and Related Stockholder
Matters.........................................................  7

Management's Discussion and Analysis of Financial
Condition and Results of Operations.............................  8

Business........................................................ 17

Management...................................................... 23

Description of Securities....................................... 29

Selling Securityholders......................................... 31

Shares Eligible for Future Sale................................. 34

Legal Proceedings............................................... 34

Experts......................................................... 34

Other Matters................................................... 34

Available Information........................................... 35

Glossary........................................................ 35

Financial Statements............................................ 37



                              VIRGINIA GAS COMPANY




                                  COMMON STOCK
                                       AND
                                  COMMON STOCK
                              PURCHASE WARRANTS 20



                                 June     , 1998
                                      ----

                                  ------------

                                   PROSPECTUS


                                  ------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

            Article VI of the Registrant's Bylaws provide that the Registrant shall indemnify its officers, directors and employees to the full extent permitted by Section 145 of the Delaware General Corporation Law.

            Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto provides for reciprocal indemnification between the Registrant and Anderson & Strudwick Incorporated against certain liabilities in connection with the offering contemplated by this Registration Statement, including liabilities under the Securities Act of 1933, as amended (the "Act").

Item 25.  Other Expenses of Issuance and Distribution

            The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the Securities offered by the Selling Securityholders. All of the amounts shown are estimates.


Accounting Fees and Expenses    $ 2,000
Legal Fees and Expenses           7,500
Printing Expenses                 2,000
                                -------
            Total               $11,500



Item 26.  Recent Sales of Unregistered Securities

            Set forth below is certain information concerning all sales of securities by the Registrant during the past three years that were not registered under the Act. The information set forth below gives effect to a 103.1667-for-1 split of the Company's Common Stock effected on June 10, 1996.

1. The following shares of Common Stock have been privately placed during the past three years:


Date                     Number of Shares           Purchaser            Total Offering Price
----                     ----------------           ---------            --------------------
August 3, 1996              15,000               Michael L. and             $      90,000
                                                 Karen K. Edwards

August 3, 1996              15,000               Allan R. Poole II          $      90,000




August 3, 1996              4,200                John D. Jessee             $      25,200

August 3, 1996              2,000                Mark N. Witt               $      12,000

August 3, 1996              2,000                Frank A. Merendino, Jr.    $      12,000

August 3, 1996              1,000                Lydia J. Sinemus           $       6,000

August 3, 1996                800                Bradley L. Swanson         $       4,800

July 30, 1996              42,000                Allan R. Poole II          $     252,000

May 31, 1996              800,058                Dr. James T. Martin        $   4,800,345


            These shares were sold to employees of the Company, relatives and accredited investors in reliance on Section 4(2) of the Act based on the limited number of purchasers, their sophistication and close relationship to principals of the Company and access to information regarding the Company as a result of these relationships.

2. The following shares of Common Stock have been issued as the result of the exercise of stock options:



Date                 Number of Shares           Purchaser            Total Offering
----                 ----------------           ---------                Price
                                                                     --------------

December 29, 1995         5,159             David Street               $ 25,000

December 21, 1995        23,213             Frank A. Merendino, Jr.    $  5,000

December 20, 1995         4,127             Scott R. Colson            $  8,000

December 20, 1995         4,127             Sara L. Colson             $  8,000

December 13, 1995        82,534             Marlene Kissler and        $400,000
                                            Eric Verzuh, JT

July 5, 1995              5,159             Frank A. Merendino, Jr.    $ 10,000


            These stock options were issued to employees of the Company, relatives and accredited investors and were issued in reliance on Section 4(2) of the Act based on the limited number of purchasers, their sophistication and close relationship to principals of the Company and access to information regarding the Company as a result of these relationships. No underwriters were involved in these transactions.

3. On September 28, 1995, 2,000 shares of the Registrant's Series A were issued to Sirrom Capital Corporation for an aggregate purchase price of $2,000,000. This sale was made in reliance on Section 4(2) of the Act. Sirrom Capital Corporation is a venture capital firm which qualifies as an accredited investor and is extremely sophisticated. Sirrom Capital Corporation had access to all the records of the Company before its purchase of this stock. No underwriter was involved in this transaction.

4. On September 28, 1995, Registrant issued warrants to Sirrom Capital Corporation to purchase 54,163 shares of Registrant's Common Stock (increasing to up to 94,398 shares in the event Registrant has not redeemed the Series A Preferred Shares by September 28, 2000), at a purchase price of $.0001 per share. The warrant was issued in consideration of the purchase of the Series A by Sirrom Capital Corporation. Sirrom Capital Corporation is a venture capital firm which qualifies as an accredited investor and is extremely sophisticated. Sirrom Capital Corporation had access to all the records of the Company before its purchase of this security. No underwriter was involved in the transaction and the sale was made in reliance on Section 4(2) of the Act.

5. As of August 29, 1997, Registrant had options issued and outstanding to an officer of the Company to purchase 2%, or 127,920 shares, of Registrant's Common Stock at an exercise price of $8.72 per share. No underwriter was involved in the transaction and the option was issued in consideration of the employee's services. The option was issued in reliance on Section 4(2) of the Act. As an officer of the Company this option holder had full access to information about the Company and is sophisticated. This option was subsequently canceled.

6. As of May 15, 1998, Registrant had an option issued and outstanding to one officer of the Company to purchase 10,000 shares of the Registrant's Common Stock at an exercise price of $10.00 per share. No underwriter was involved in the transaction and the option was issued in consideration of the employee's services. The option was issued in reliance on Section 4(2) of the Act. As an officer of the Company, the option holder has full access to information about the Company and is sophisticated.

Item 27.  Exhibits

            The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.


Exhibit
-------
*  l.1    Form of  Underwriting Agreement with Anderson & Strudwick
          Incorporated

*  1.2    Escrow Agreement

*  1.3    Selected Dealer Agreement

*  3.1    Amended and Restated Certificate of Incorporation

*  3.2    Bylaws

*  4.1    Specimen Common Stock Certificate

*  4.2    Warrant to Anderson & Strudwick Incorporated

*  4.3    Shareholder "Lock-Up" Agreement

   4.4    Loan Agreement between Industrial Development Authority of
          Russell County and Virginia Gas Company dated as of February 1,
          1997 (incorporated by reference to Exhibit 4.2 to Virginia Gas
          Company's Form SB-2 Registration No. 333- 32009)

   4.5    Promissory Note between Industrial Development Authority of
          Russell County and Virginia Gas Company dated as of February 1,
          1997 (incorporated by reference to Exhibit 4.3 to Virginia Gas
          Company's Form SB-2 Registration No. 333- 32009)

   4.6    Loan Agreement between Industrial Development Authority of
          Buchanan County, Virginia and Virginia Gas Company dated as of
          November 1, 1994 (incorporated by reference to Exhibit 4.4 to
          Virginia Gas Company's Form SB-2 Registration No. 333-32009)

   4.7    Promissory Note between Industrial Development Authority of
          Buchanan County, Virginia and Virginia Gas Company dated as of
          November 1, 1994 (incorporated by reference to Exhibit 4.5 to
          Virginia Gas Company's Form SB-2 Registration No. 333-32009)

*  5.1    Opinion of Bright & Barnes a Professional Corporation  as to the
          legality of the securities being registered

*  9.1    Shareholders' Agreement and Voting Trust

*10.1 Series A Preferred Stock Securities Purchase Agreement by and between Virginia Gas Company and Sirrom Capital Corporation

*10.2     Stock Purchase Warrant issued by Virginia Gas Company to Sirrom
          Capital Corporation

*10.3     Placement Agreement between Virginia Gas Company and Anderson &
          Strudwick Incorporated

*10.4     Employment Agreement between Virginia Gas Company and Frank A.
          Merendino, Jr.

*10.5     Employment Agreement between Virginia Gas Company and Mark N. Witt

*10.6     Employment Agreement between Virginia Gas Company and Michael L.
          Edwards

*10.7     Lease Agreement between J.D. Morefield, et. al. and Virginia Gas
          Company

*10.8     Firm Storage Agreement between Virginia Gas Storage Company and
          Roanoke Gas Company dated as of March 19, 1997

*10.9 Firm Storage Service Agreement between Virginia Gas Storage Company and Powell-Clinch Utility District

*10.10 Firm Storage Service Agreement between Virginia Gas Storage Company and the Public Utility District of Jefferson and Cocke Counties,
          Tennessee

*10.11    Gas Storage Agreement between Virginia Gas Storage Company and United
          Cities Gas Company



*10.12    Firm Gas Storage Agreement between Virginia Gas Storage Company and
          Knoxville Utilities Board

*10.13    Winter Service Firm Natural Gas Sales Agreement between Virginia Gas
          Storage Company and  Knoxville Utilities Board

*10.14    Agreement for Construction, Ownership and Operation of the Haysi
          Gathering System between Virginia Gas Storage Company and Penn
          Virginia Resources Corporation

*10.15    Interruptible Gathering Service Agreement between Columbia Gas
          Transmission Corporation and Virginia Gas Storage Company

*10.16    Transfer Agreement between Virginia Gas Company and Tenneco Energy
          Resources Corporation

*10.17    Promissory Note in principal amount of $1,725,000 in favor of Tenneco
          Energy Resources Corporation

*10.18    Firm Storage contract between Virginia Pipeline Company and United
          Cities Gas Company

*10.19    Pipeline Balancing Agreement between East Tennessee Natural Gas
          Company and Virginia Gas Pipeline Company

*10.20    Warrant to Shareholders

 10.21    Amendment to Transfer Agreement between Virginia Gas Company and
          Tenneco Energy Marketing Company, successor-in-interest to Tenneco
          Energy Resources Corporation (incorporated by reference to Exhibit
          10.17 to Virginia Gas Company's Form 10-KSB for the fiscal year ended
          December 31, 1996)

  10.22   Firm Storage Service Agreement between Virginia Gas Storage
          Company and Sevier County Utility District (incorporated by reference to Exhibit 10.22 to Virginia Gas Company's Form 10-KSB for the fiscal year ended December 31, 1996)

  10.23   Firm Storage Service Agreement between Virginia Gas Storage
          Company and Natural Gas Utility District of Hawkins County
          (incorporated by reference to Exhibit 10.23 to Virginia Gas
          Company's Form 10-KSB for the fiscal year ended December 31,
          1996)

  10.24   Firm Storage Service Agreement between Virginia Gas Pipeline
          Company and Citizens Gas Utility District (incorporated by reference to Exhibit 10.24 to Virginia Gas Company's Form 10-KSB for the fiscal year ended December 31, 1996)

  10.25 Firm Gas Storage Agreement between Virginia Gas Pipeline Company and Knoxville Utilities Board (incorporated by reference to Exhibit 10.25 to Virginia Gas Company's Form 10-KSB for the fiscal year ended December 31, 1996)

 10.26    Underwriting Agreement between Virginia Gas Company and Ferris, Baker
          Watts, Incorporated (incorporated by reference to Exhibit 1.1 to
          Virginia Gas Company's Form SB-2 Registration No. 333-32009)

 10.27    Description of Stock Options issued to named executive officers
          (incorporated by reference to Exhibit 10.27 to Virginia Gas Company's
          Form SB-2 Registration No. 333-32009)

  10.28   Amendment to the Firm Storage Service Agreement between Virginia
          Gas Storage Company and Powell-Clinch Utility District dated as of January 16, 1996 (incorporated by reference to Exhibit 10.28 to Virginia Gas Company's Form SB-2 Registration No. 333-32009)

  10.29   Firm Storage Service Contract between Virginia Gas Storage
          Company and Hawkins County Utility District dated as of February
          25, 1997 (incorporated by reference to Exhibit 10.29 to Virginia
          Gas Company's Form SB-2 Registration No. 333-32009)

  10.30   Firm Storage Service Contract between Virginia Gas Pipeline
          Company and ALCOA dated as of June 30, 1997 (incorporated by reference to Exhibit 10.30 to Virginia Gas Company's Form SB-2
          Registration No. 333-32009)

  10.31   Gas Transportation Agreement between Virginia Gas Distribution
          Company and East Tennessee Gas Company dated as of November 1,
          1997 (incorporated by reference to Exhibit 10.31 to Virginia Gas
          Company's Form SB-2 Registration No. 333-32009)




  21.1 Subsidiaries and Affiliates of the Registrant (incorporated by reference to Exhibit 21.1 to Virginia Gas Company's Form 10-KSB for the fiscal year ended December 31, 1996)

* 23.1    Consent of Bright & Barnes a Professional Corporation (included in
          Exhibit 5.1)

  23.2    Consent of Arthur Andersen LLP

* 24.1    Powers of Attorney (included in signature page)

  27.1    Financial Data Schedule (incorporated by reference to Exhibit 27.1 to
          Virginia Gas Company's Form 10-KSB for the fiscal year ended December
          31, 1997)

   27.2   Financial Data Schedule (incorporated by reference to Exhibit 27 to
          Virginia Gas Company's Form 10-QSB for the quarter ended March 31,
          1998)

* Previously filed

Item 28.  Undertakings

            The undersigned Registrant hereby undertakes that it will:

            (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions of its Certificate of Incorporation, its Bylaws, or the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            The undersigned Registrant hereby undertakes to provide the underwriters, at the closing specified in the underwriting Agreement, certificates in such denominations and registered in the such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES



               In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, Commonwealth of Virginia, on May 29, 1998.



                                    VIRGINIA GAS COMPANY

                                    By:   s/Michael L. Edwards
                                          --------------------
                                          Michael L. Edwards
                                          President and Chief Executive Officer

            KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Virginia Gas Company hereby constitutes and appoints Michael L. Edwards as his or her true and lawful attorney-in-fact and agent, with full power of substitution , for him or her and in his or her name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, and with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitutes, may lawfully do or cause to be done by virtue hereof.

            In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                Title               Date

s/Michael L. Edwards       President, Chief Executive Officer      May 29, 1998
--------------------       and Chairman of the Board of
Michael L. Edwards         Directors (Principal Executive
                           Officer and Principal Financial
                           Officer)

s/Karen K. Edwards*        Vice President, Secretary               May 29, 1998
-------------------        and Director
Karen K. Edwards

s/Everette G. Allen Jr.    Director                                May 29, 1998
-----------------------
Everette G. Allen, Jr.

s/William L. Clear         Controller                              May 29, 1998
------------------
William L. Clear

* s/Michael L. Edwards
----------------------
Michael L. Edwards
As Attorney-in-fact for each
of the above